Exhibit 3.17
RESTATED ARTICLES OF INCORPORATION OF
SANTA FE NATURAL TOBACCO COMPANY, INC.
     The undersigned, acting as Vice President of SANTA FE NATURAL TOBACCO COMPANY, INC., a New Mexico corporation, hereby restates the Articles of Incorporation of such corporation pursuant to the provisions of Section 53-13-7 of the New Mexico Business Corporation Act:
ARTICLE I: NAME
     The name of the corporation is SANTA FE NATURAL TOBACCO COMPANY, INC.
ARTICLE II: DURATION
     The period of its duration is perpetual.
ARTICLE III: PURPOSE
     The purposes of the Corporation are (i) to manufacture, market and distribute cigarettes and other tobacco products; (ii) to engage in businesses ancillary to the foregoing; and (iii) to engage in any other activity or business permitted by law.
ARTICLE IV: STOCK
     The aggregate number of authorized shares which the corporation shall have authority to issue is FIVE HUNDRED THOUSAND (500,000) shares of common stock, each for the minimum consideration authorized by the Board of Directors. All such stock shall be designated NO PAR VALUE.
ARTICLE V: CUMULATIVE VOTING
     At all elections of directors of this Corporation, each shareholder shall be entitled to as many votes as shall equal the number of votes which (except for those provisions as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock, multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as be may see fit. This right, when exercised, shall be termed cumulative voting.
ARTICLE VI: PREEMPTIVE RIGHTS
     No shareholder of this Corporation, of any class, shall have any preemptive or preferential right to acquire additional shares of any class of the Corporation’s stock, whether now or hereafter authorized, or to any obligations convertible into shares in the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.
ARTICLE VII: DIVIDENDS
     The Directors of the Corporation shall have the right to declare the amount and time of paying any dividends.
ARTICLE VIII: REGISTERED OFFICE AND AGENT
     The address of the Corporation’s registered office is 1368 Cerrillos Rd., Santa Fe, New Mexico 87504, and the name of its initial registered agent at the same address is Robin Sommers.
ARTICLE IX: INITIAL BOARD OF DIRECTORS
     The number of directors constituting the initial Board of Directors is one (1), and the name and address of the person who is to serve as Director until the first Annual Meeting of Shareholders or until his successor is elected and qualified is:

Name	Address
Robin Sommers	430 West Manhattan Avenue
Santa Fe, NM 87501
ARTICLE X: BYLAWS
     The initial Bylaws of the Corporation shall be adopted by the Board of Directors. After the adoption of the initial Bylaws of the Corporation, the power to alter or amend or repeal the Bylaws of the Corporation and to adopt new Bylaws of the Corporation shall be vested in the Board of Directors, provided that no provision limiting or restricting the right of shareholders to dispose of their stock, other than the requirement that such shares be sold or transferred in accordance with federal and state securities laws, shall be added to the Bylaws of the Corporation without the approval of the holders of the majority of the outstanding stock of the Corporation; and provided further, that the provisions relating to the duties and authority of the President of the Corporation, and the limitations thereon, may not be amended without the approval of the holders of a majority of the outstanding stock of the Corporation.
ARTICLE XI: ORGANIZATIONAL MEETING OF THE BOARD OF DIRECTORS
     Upon the filing of the Articles of Incorporation with the New Mexico Corporation Commission, an organizational meeting of the Directors names herein will be held at the Corporation’s principal office or such other place of business in the State of New Mexico as the Directors names herein shall agree upon for the purpose of adopting the initial Bylaws of the

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Corporation, electing officers, and conducting such other business as shall come before the meeting.
ARTICLE XII: INCORPORATOR
     The name and address of the initial incorporator is:
Robin Sommers
430 West Manhattan Avenue Santa
Fe, New Mexico 87501
ARTICLE XIII: INDEMNIFICATION
     The Corporation is expressly authorized to indemnify each director, officer and/or employee or former director, officer and/or employee of the Corporation, or any person who has served at the request of the Corporation as a director or officer of another corporation in which the Corporation owns shares of stock or of which it is a creditor, and the personal representatives of any such persons, against costs and expenses actually and necessarily incurred by such person in connection with the defense of any action or proceeding in which such person is made a party by reason of being or having been a director, officer and/or employee, except in relation to matters as to which such person is adjudged in such action or proceeding to be liable for actual fraud in the performance of his or her duties. Such indemnification shall not be deemed exclusive of any other rights to which the director, officer and/or employee is entitled under any Bylaw, agreement, vote of shareholders, or otherwise. Furthermore, the Corporation is authorized to pay the costs and expenses of any such action or proceeding against any such person described above immediately upon the incurrence of any such cost or expense, such indemnification not being limited to reimbursement only of such cost or expense incurred and paid by any such director, officer and/or employee; provided, however, that if such person is adjudged in any action or proceeding to be liable for actual fraud in the performance of his or her duties, such person shall be liable to repay the Corporation for any such costs or expenses incurred and paid by the Corporation. The Board of Directors of the Corporation may establish special funds or reserves, or purchase insurance, or approve such other methods as is deemed necessary, proper and desirable to provide for such indemnification.
     The foregoing RESTATED ARTICLES OF INCORPORATION OF SANTA FE NATURAL TOBACCO COMPANY, INC. correctly set forth without change the corresponding provisions of the Articles of Incorporation of ROBIN SOMMERS MARKETING, INC., as the same have been amended from time to time. The foregoing RESTATED ARTICLES OF INCORPORATION OF SANTA FE NATURAL TOBACCO COMPANY, INC. supersede the original Articles of Incorporation of ROBIN SOMMERS MARKETING, INC. and all amendments thereto.

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     DATED this 7th day of September, 1995.
     SANTA FE NATURAL TOBACCO COMPANY, INC.

/s/ Christopher Webster

By:	Christopher Webster
Vice President

/s/ Elizabeth Rice

By:	Elizabeth Rice
Secretary
     Under penalty of perjury, the undersigned declares that the foregoing document was executed by the Corporation and that the statements contained therein are true and correct to the best of my knowledge.

/s/ Christopher Webster

Christopher Webster, Vice President

STATE OF NEW MEXICO	)
) ss.
COUNTY OF SANTA FE	)
     On the 7th day of September, 1995, before me, a Notary Public in and for the State and County aforesaid, personally appeared Christopher Webster and Elizabeth Rice who executed the aforesaid Restated Articles of Incorporation of SANTA FE NATURAL TOBACCO COMPANY, INC. as the Vice President and Secretary thereof.

/s/ Frances Haynie

Notary Public
My Commission Expires
September 9, 1995
Seal

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Santa Fe Natural Tobacco Company, Inc.
ARTICLES OF AMENDMENT
     These Articles of Amendment are executed on behalf of Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation formed under the provisions of the New Mexico Business Corporation Act, in accordance with Section 53-13-4 N.M.S.A. 1978 (1993 Repl. Pamp.):
A.	The name of the Corporation is Santa Fe Natural Tobacco Company, Inc.

B.	The amendment to the Articles of Incorporation of the Corporation is as follows:

Article X of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

The initial Bylaws of the Corporation shall be adopted by the Board of Directors. After the adoption of the initial Bylaws of the Corporation, the power to alter or amend or repeal the Bylaws of the Corporation and to adopt new Bylaws of the Corporation shall be vested in the Board of Directors, provided that no provision limiting or restricting the right of shareholders to dispose of their stock, other than the requirement that such shares be sold or transferred in accordance with federal and state securities laws, shall be added to the Bylaws of the Corporation without the approval of holders of the majority of the outstanding stock of the Corporation.

C.	The date of the adoption of the amendment by the shareholders of the Corporation: June 25, 2001;

D.	The number of shares outstanding and entitled to vote for the foregoing amendment was one hundred forty-nine thousand, nine hundred forty-five (149,945) shares of capital stock; and

E.	The number of shares voted for the foregoing amendment was one hundred twenty-seven thousand, three hundred twenty-six (127,326) shares. One thousand four hundred eleven (1,411) shares were voted against the amendment.

     These Articles of Amendment are executed this 12th day of September, 2001 on behalf of the Corporation by Robin Sommers, its President, and S. I. Betzer, Jr., its Secretary.

/s/ Robin Sommers

Robin Sommers, President

/s/ S.I. Betzer, Jr.

S.I. Betzer, Jr., Secretary

VERIFICATION

STATE OF NEW MEXICO	)
) SS:
COUNTY OF SANTA FE	)
     On this 12th day of September, 2001, before me, a Notary Public in and for the State and County aforesaid, personally appeared S. I. Betzer, Jr., who is known to me to be the undersigned person and who, being by me duly sworn, acknowledged to me that he has read the Articles of Amendment, knows the contents thereof and that the matters and things therein set forth are true of his own knowledge.

/s/ S.I. Betzer, Jr.

S. I. Betzer, Jr.
SUBSCRIBED AND SWORN TO before me this 12th day of September, 2001.

/s/ Jeanne Dvorak

Notary Public
My commission expires:
March 9, 2002

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ARTICLES OF MERGER
OF
FIESTA ACQUISITION CORP.
INTO
SANTA FE NATURAL TOBACCO COMPANY, INC.
January 16, 2002
     The undersigned, Fiesta Acquisition Corp. (“Fiesta”) and Santa Fe Natural Tobacco Company, Inc. (“Santa Fe”) do hereby certify pursuant to Section 53-14-4 of the New Mexico Business Corporation Act:
     FIRST: The complete executed Plan of Merger pursuant to which Fiesta will be merged with and into Santa Fe is set forth in Exhibit A attached hereto and made a part hereof.
     SECOND: The number of shares of each of the corporations outstanding is set forth below:

Name	Shares
Fiesta Acquisition Corp.	1,000 shares of common stock

Santa Fe Natural Tobacco Company, Inc.	149,925 shares of common stock
     THIRD: The number shares of each of the corporations voted “for” and “against” the merger is set forth below:

Name	“For”	“Against”
Fiesta Acquisition Corp.	1,000 shares of common stock	0 shares of common stock

Santa Fe Natural Tobacco	141,531 shares of common	8,394 shares of common

Company, Inc.	stock	stock
     FOURTH: The adoption plan and performance of its terms has been duly approved by the board of directors of Santa Fe and recommended to the shareholders for approval.

     IN WITNESS WHEREOF, each of the undersigned corporations has caused these Articles of Merger to be executed by its authorized officers as of this 16th day of January, 2002.

FIESTA ACQUISITION CORP.

By:	/s/ Charles A. Blixt

Name:	Charles A. Blixt
Title:	President

SANTA FE NATURAL TOBACCO CORPORATION,

By:	/s/ Robin Sommers

Name:	Robin Sommers
Title:	President and CEO

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AGREEMENT AND PLAN OF MERGER
among
RJ. REYNOLDS TOBACCO HOLDINGS, INC.,
FIESTA ACQUISITION CORP.,
and
SANTA FE NATURAL TOBACCO COMPANY, INC.
Dated as of December 11, 2001

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LIST OF EXHIBITS AND SCHEDULES
Exhibits
Exhibit A — Net Worth Adjustment
Exhibit B — Legal Opinions

AGREEMENT AND PLAN OF MERGER
          This Agreement and Plan of Merger is dated December 11, 2001 (this “Agreement”), by and among R.J. Reynolds Tobacco Holdings, Inc. a Delaware corporation (“RJR”), Fiesta Acquisition Corp., a New Mexico corporation (“SubCo”) and Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation (“SFNTC”).
          WHEREAS, the Boards of Directors of RJR, SubCo and SFNTC deem it advisable and in the best interests of their respective corporations that SubCo be merged with and into SFNTC; and
          WHEREAS, the Boards of Directors of RJR, SFNTC and SubCo, by resolutions duly adopted, have approved this Agreement providing for the merger of SubCo with and into SFNTC (the “Merger”), with SFNTC surviving such Merger as a wholly-owned subsidiary of RJR; and
          WHEREAS, in order to induce RJR and SubCo to enter into this Agreement, concurrently with the execution and delivery hereof, RJR and certain of SFNTC’s shareholders (who beneficially own approximately 61.85% of the outstanding SFNTC Shares), are entering into the Voting Agreement, SFNTC and Messrs. Sommers and Park are entering into Non-Competition Agreements, and RJR, Messrs. Sommers and Park and the Escrow Agent are entering into the Escrow Agreement; and
          WHEREAS, RJR, SubCo and SFNTC desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and to prescribe various conditions precedent to such transactions;
          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the parties to this Agreement have agreed, and hereby agree subject to the terms and conditions hereinafter set forth, as follows:
ARTICLE I
DEFINED TERMS
For purposes of this Agreement:
“Affiliate” shall mean with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.
“Agreement” shall mean this Agreement and Plan of Merger (including the exhibits, schedules and SFNTC Disclosure Letter which are attached hereto or referred to herein), as it may be amended or supplemented at any time and from time to time after the date hereof.

“Artwork” shall have the meaning ascribed in Section 3.08.
“Balance Sheet Date” shall have the meaning ascribed in Section 3.05.
“BCANM” shall mean the Business Corporation Act of New Mexico (Sections 53-11-1 through 53-18-12 NMSA 1978), as amended.
“Business Day” shall mean any day other than a day on which commercial banks are authorized or required to close in Santa Fe, New Mexico or New York, New York.
“Certificate” shall have the meaning ascribed in Section 2.07.
“Closing” shall mean the consummation of the Merger in accordance with the provisions of this Agreement.
“Closing Date” shall mean the date on which the Closing occurs.
“Competing Proposal” shall have the meaning ascribed in Section 5.03.
“Delaware Court” shall have the meaning ascribed in Section 12.08.
“Direct Claim” shall have the meaning ascribed in Section 11.11.
“Dissenting Shareholder” shall have the meaning ascribed in Section 2.08.
“Dissenting Shares” shall have the meaning ascribed in Section 2.08.
“Domain Names” shall have the meaning ascribed in Section 3.08.
“Effective Time” shall have the meaning ascribed in Section 2.02.
“Employee Plans” shall mean all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, maintained for current or former employees, directors or consultants, including, without limitation:
(a)	any employee benefit plan (as defined in Section 3(3) of ERISA) or material fringe benefit plan (as defined in Section 6039D of the Tax Code);

(b)	any individual employment or consulting agreement

(c)	any retirement savings plan, pension plan or compensation plan, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement income plan;

(d)	any bonus, profit sharing, deferred compensation, incentive compensation, stock compensation, stock purchase, hospitalization, health, drug, dental, legal disability, insurance (including without limitation unemployment insurance), vacation pay, severance pay or other benefit plan, arrangement or practice with respect to employees or former employees, individuals working on contract, or other individuals providing services of a kind normally provided by employees; and

(e)	where applicable, all statutory plans.
“Entity” shall mean and include a company, a partnership, a limited partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a Government.
“Environmental Condition” shall mean and include the generation, discharge, emission, release or threatened release into the environment (including without limitation ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment or disposition prior to the Closing of any Hazardous Substance by any Person (or their predecessors) which has resulted in or may result in response action under any Environmental Laws or as to which any liability is currently or may in the future be imposed on any Person based on conditions existing prior to the Closing or the actions or omissions prior to the Closing of any Person (or their predecessors) with respect to any Hazardous Substance or reporting with respect thereto.
“Environmental Laws” shall mean federal, state and local laws, statutes, ordinances, rules, regulations, orders, decrees or directives regulating or pertaining to the generation, discharge, emission, release or threatened release into the environment (including without limitation ambient air, surface water, groundwater or land), spills, receiving, handling, use, storage, containment, treatment, transportation, shipment, disposition or remediation or clean-up of any Hazardous Substance, as such laws are amended and in effect as of the date hereof including without limitation the following laws of the United States: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; and the Toxic Substances Control Act.
“Environmental Permits” shall have the meaning ascribed in Section 3.14.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity shall mean any other entity that, together with such entity would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Tax Code.
“ERISA Affiliate Plan” shall mean an Employee Plan, which is (a) a “pension plan” within the meaning of Section 3(2) of ERISA; and (b) maintained or contributed to by an ERISA Affiliate of any entity or with respect to which an ERISA Affiliate has any liability or is otherwise bound.
“Escrow Agent” shall mean Bank of New York or, if Bank of New York does not agree to serve, another financial institution reasonably acceptable to RJR and SFNTC.
“Escrow Agreement” shall have the meaning ascribed in Section 2.05.
“Escrow Amount” shall have the meaning ascribed in Section 2.05.

“Escrowed Funds” shall mean any cash paid to the Paying Agent by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement but shall not include any amount required to be paid by the Paying Agent to SFNTC Shareholders pursuant to Section 4 of the Voting Agreement.
“Escrow Indemnity Payments” shall have the meaning ascribed in Section 2.05.
“Excess Net Worth Payment” shall have the meaning ascribed in Exhibit A.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and all rules and regulations promulgated thereunder.
“GAAP” shall mean United States generally accepted accounting principles consistently applied.
“GmbH” shall mean Santa Fe Natural Tobacco Company: Europe GmbH, a corporation incorporated pursuant to the laws of the Federal Republic of Germany.
“Government” or “Governmental Entity” shall mean any of the following:
(a)	the government of the United States or any other foreign country;

(b)	the government of any state, province, county, municipality, city, town, or district of the United States or any foreign country, and any multi-county district; and

(c)	any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b).
“Hazardous Substance” shall include petroleum products, hazardous substances, hazardous waste, or hazardous materials, or pollutants or contaminants, as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; or any other Environmental Law; all as amended and in effect as of the date hereof.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and regulations thereunder, as amended.
“Income Tax” shall mean any Tax based on or measured by income (including without limitation based on net income, gross income, earnings, profits or selected items of income, earnings or profits); and any interest, penalties and additions to tax with respect to any such tax (or any estimate or payment thereof).
“Indemnifiable Losses” shall have the meaning ascribed in Section 11.08.
“Indemnifying Party” shall have the meaning ascribed in Section 11.08.
“Indemnitee” shall have the meaning ascribed in Section 11.08.

“Indemnity Payment” shall have the meaning ascribed in Section 11.08.
“Intellectual Property” shall mean the world-wide intellectual property and rights including:
(a)	all registered or unregistered trade-marks, registered or unregistered service marks, trade dress, trade names, business names, domain names, brand names, brands, designs, graphics, logos, slogans and identifying indicia, including all goodwill attaching thereto, and all registrations, renewals and applications relating thereto;

(b)	all inventions and technology (whether patentable or unpatentable), patents, patent rights, patent applications (including all reissues; divisions, re-examinations, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs;

(c)	all copyrights, registrations and applications for registration of copyrights and works of authorship including all computer programs (including source code), databases and related works, all content and computer files comprising all web-sites, and any work for hire agreements, artwork agreements and releases related thereto; and

(d)	all processes, data, trade secrets, formulae, designs, know-how, product information, manuals, business plans and strategies, marketing plans and strategies, customer and distributor lists, technology, research and development reports, technical information, technical assistance, design specifications, and similar materials recording or evidencing expertise or proprietary information.
“Intercompany Contracts” shall have the meaning ascribed in Section 3.15.
“IRS” shall mean the Internal Revenue Service.
“Knowledge” shall have the meaning ascribed in Section 12.11.
“Liens” shall mean, with respect to any property, liens, encumbrances, security interests, mortgages, deeds of trust, pledges and other charges and encumbrances.
“Material Adverse Effect” or “Material Adverse Change” shall mean, with respect to any Entity, a material adverse effect on or change in the financial condition, assets, business, prospects or results of operations of such Entity and its Subsidiaries taken as a whole (without regard. however, to (i) changes in conditions generally applicable to the tobacco industry or in general economic conditions in the United States, (ii) any changes in the financial condition or results of operations or assets of such Entity and its Subsidiaries, taken as a whole, that are the result of the payment of any costs, expenses, fees or similar charges incurred by such Entity in connection with the contemplation, negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, (iii) in the case of SFNTC, any matter, circumstance, thing or event pertaining to SFNTC or its Subsidiaries that is specifically disclosed in this Agreement or the SFNTC Disclosure Letter, without giving effect to any changes or amendments thereto subsequent to the date hereof or any facts or circumstances either not disclosed in this Agreement or the SFNTC Disclosure Letter or arising subsequent to the date hereof, unless such matter, circumstance, thing or event so disclosed shall not be true and accurate or (iv) in the case of RJR, any matter, circumstance, thing or event pertaining to RJR and its Subsidiaries that is specifically disclosed in this Agreement, the schedules or the reports and documents pertaining to RJR that were filed with the Securities and Exchange Commission prior to the date hereof, without giving effect to any changes or amendments thereto subsequent to the date hereof or any facts or circumstances either not disclosed in this Agreement or the schedules or arising subsequent to the date hereof, unless such matter, circumstance, thing or event so disclosed shall not be true and accurate).
“Material Contracts” shall mean all contracts, leases, agreements, understandings, transactions or other business arrangements, written or oral, (i) involving aggregate annual payments to or by SFNTC or any of its Subsidiaries in excess of $250,000; (ii) involving rights or obligations of SFNTC or any of its Subsidiaries that by their terms extend beyond one year and involve aggregate payments of more than $100,000 per year, or (iii) that are otherwise material to the business and operations of SFNTC and its Subsidiaries taken as a whole.
“Merger” shall have the meaning ascribed in the recitals to this Agreement.
“Merger Consideration” shall have the meaning ascribed in Section 2.04.
“Net Worth Deficiency” shall have the meaning ascribed in Exhibit A.
“New Mexico Certificate of Merger” shall have the meaning ascribed in Section 2.02.
“New Mexico Law” shall have the meaning ascribed in Section 2.01.
“Patents” shall have the meaning ascribed in Section 3.08.
“Paying Agent” shall mean Bank of New York or, if Bank of New York does not agree to serve, another financial institution reasonably acceptable to RJR and SFNTC.
“Permitted Liens” shall mean:
(a)	the restrictions, exceptions, reservations, conditions, limitations, interests and other matters which are set forth or referred to in Section 3.09 of the SFNTC Disclosure Letter and each of which fits into one or more of the descriptions in the clauses of this definition, provided such matters do not individually or in the aggregate detract from the value of the property affected thereby and do not materially impair the use of such property individually or in the aggregate;

(b)	Liens for taxes, assessments and other governmental charges not yet due;

(c)	Liens for taxes, assessments and other governmental charges already delinquent which are currently being contested in good faith by appropriate proceedings; provided SFNTC shall have set aside on its books adequate reserves with respect thereto;

(d)	mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ Liens and other similar Liens arising in the ordinary course of business for charges which are not delinquent, or which are being contested in good faith and have not proceeded to judgment and as to which SFNTC shall have set aside on its books adequate reserves with respect thereto;

(e)	Liens in respect of judgments or awards with respect to which SFNTC shall in good faith currently be prosecuting an appeal or proceedings for review and with respect to which SFNTC shall have secured a stay of execution pending such appeal or proceedings for review, provided SFNTC shall have set aside on its books adequate reserve with aspect thereto;

(f)	easements, leases, reservations or other rights of others in any property of SFNTC for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas, coal or other minerals and other similar purposes, flood rights, river control and development rights, sewage and drainage rights, restrictions against pollution and zoning laws and minor defects and irregularities in the record evidence of title, provided that such easements, leases, reservations, tights, restrictions, laws, defects and irregularities do not individually or in the aggregate materially affect the marketability of title to such property and do not individually or in the aggregate materially impair the use of such property for the purposes for which it is held by SFNTC;

(g)	leases existing at the date of this Agreement and either disclosed in Section 3.06 of the SFNTC Disclosure Letter, or not required to be so disclosed because it does not meet the dollar amount, time or materiality thresholds of the definition of Material Contracts affecting property owned by SFNTC at said date and leases affecting property acquired by SFNTC after said date not in violation of this Agreement;

(h)	terminable or short term leases or permits for occupancy, which leases or permits expressly grant to SFNTC the right to terminate them at any time on not more than six months’ notice and which occupancy does not interfere with the operation of the business of SFNTC;

(i)	any Lien or privilege vested in any lessor, licensor or permittor for rent to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses or permits, so long as the payment of such rent or the performance of such other obligations or acts is not delinquent;

(j)	any irregularities in or deficiencies of title to any rights-of-way for pipe lines, telephone lines, telegraph lines, power lines or appurtenances thereto, or other improvements thereon, and to any real estate used or to be used primarily for right-of-way purposes, provided that in the written opinion of counsel for SFNTC, SFNTC shall have obtained from the owner of the lands or estates therein covered by any such right-of-way a sufficient right, by the terms of the instrument granting such right-of-way, to the inc thereof for the construction, operation or maintenance of the lines, appurtenances or improvements for which the same are used or are to be used;

(k)	rights reserved to, or vested in any municipality or governmental or other public authority to control or regulate any property of SFNTC, or to use such property in any manner, which rights do not individually or in the aggregate materially impair the marketability or use of such property; and

(1)	any obligations or duties, affecting the property of SFNTC, to any municipality or governmental or other public authority with respect to any franchise, grant, license or permit, which obligations or duties do not individually or in the aggregate materially impair the marketability or use of such property.
“Person” shall mean any corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, business, enterprise or other entity, any individual, and any Government.
“Proxy Statement” shall mean the proxy statement to be mailed by SFNTC to its shareholders in connection with their approval of this Agreement, together with any amendments or supplements thereto.
“Representatives” shall have the meaning ascribed in Section 5.03
“Restricted Payment” shall have the meaning ascribed in Section 3.04.
“RJR” shall have the meaning ascribed in the recitals to this Agreement.
“RJR Indemnified Parties” shall have the meaning ascribed in Section 11.09.
“Rothmans” shall have the meaning ascribed in Section 3.20.
“RSM” shall mean Robin Sommers Marketing, a sole proprietorship of Robin Sommers.
“RSM Licenses” shall have the meaning ascribed in Section 5.20.
“SFNTC” shall have the meaning ascribed in the recitals to this Agreement.
“SFNTC Common Stock” shall mean the shares of common stock of SFNTC.
“SFNTC Disclosure Letter” shall mean the letter dated the date of this Agreement and delivered by SFNTC to RJR concurrently with the execution of this Agreement.
“SFNTC Employee Plan” shall have the meaning ascribed in Section 3.10.
“SFNTC Financial Statements” shall have the meaning ascribed in Section 3.05.
“SFNTC Group” shall mean SFNTC, each Subsidiary of SFNTC and RSM.

“SFNTC Indemnified Parties” shall have the meaning ascribed in Section 11.09.
“SFNTC Intellectual Property” shall have the meaning ascribed in Section 3.08.
“SFNTC Shareholder Approval” shall have the meaning ascribed in Section 3.17.
“SFNTC Shareholders” shall mean the holders of SFNTC Shares at the Effective Time.
“SFNTC Shareholders Meeting” shall have the meaning ascribed in Section 5.14.
“SFNTC Shares” shall mean shares of SFNTC Common Stock.
“Shareholders’ Representative” shall have the meaning ascribed in Section 11.08.
“Slogan” shall have the meaning ascribed in Section 3.08.
“SubCo” shall have the meaning ascribed in the recitals to this Agreement.
“SubCo Shares” shall mean the shares of common stock of SubCo.
“Sub Shares” shall have the meaning ascribed in Section 3.03.
“Subsidiary” shall have the meaning ascribed in Section 3.01 hereof.
“Superior Proposal” shall have the meaning ascribed in Section 5.03.
“Surviving Corporation” shall have the meaning ascribed in Section 2.01.
“Tax” shall mean any tax, levy, charge or assessment imposed by or due any Government, together with any interest, penalties, and additions to tax relating thereto, including without limitation, any of the following:
(a)	any Income Tax;

(b)	any franchise, sales, use and value added tax or any license or withholding tax; any payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum tax; and any customs duties or other taxes;

(c)	any “trust fund” tax under Subtitle C, Chapter 24A of the Tax Code;

(d)	any tax on property (real or personal, tangible or intangible, whether or not based on transfer or gains);

(e)	any estimate or payment of any of tax described in the foregoing clauses (a) through (d); and

(f)	any interest, penalties and additions to tax with respect to any tax (or any estimate or payment thereof) described in the foregoing clauses (a) through (e).

“Tax Code” or “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Tax Return” shall mean any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
“Third Party Claim” shall have the meaning ascribed in Section 11.08.
“Trade Dress” shall have the meaning ascribed in Section 3.08.
“Trademarks” shall have the meaning ascribed in Section 3.08.
“Trade Name” shall have the meaning ascribed in Section 3.08.
“Trade Secrets” shall have the meaning ascribed in Section 3.08.
“Transaction Agreement” shall have the meaning ascribed in Section 5.03.
“Voting Agreement” shall mean the agreement dated the date hereof among RJR and certain shareholders of SFNTC pursuant to which such shareholders have agreed to, among other things, vote their shares in favor of the Merger at the SFNTC Shareholders Meeting.
ARTICLE II
THE MERGER
     2.01. The Merger. At the Effective Time, in accordance with the provisions of the BCANM, and other applicable New Mexico law (collectively, “New Mexico Law”), and the terms of this Agreement, SubCo shall be merged with and into SFNTC, with SFNTC surviving the Merger (the “Surviving Corporation”).
     2.02. Effective Time of the Merger. The Merger shall not become effective until, and, subject to the terms and conditions of this Agreement, shall become effective when, appropriate articles of merger (the “New Mexico Certificate of Merger”) shall have been executed by SFNTC, SubCo and RJR and filed, in accordance with the requirements of New Mexico Law in the offices of the Public Regulation Commission of New Mexico in accordance with Sections 53-14-1 through 53-14-7 of the BCANM, which filing will be made on the Closing Date. The date and time when the Merger shall become effective as aforesaid is herein referred to as the “Effective Time.” The name of the Surviving Corporation shall continue to be Santa Fe Natural Tobacco Company, Inc.
     2.03. Articles of Incorporation, Fly-laws, Directors and Officers. (a) The Restated Articles of Incorporation of SFNTC as in effect immediately prior to the Effective Time shall be the Restated Articles of Incorporation of the Surviving Corporation from and after the Effective Time, until amended in accordance with New Mexico Law.
     (b) The Restated By-laws of SFNTC, as in effect immediately prior to the Effective Time, shall be the Restated By-laws of the Surviving Corporation from and after the

Effective Time, until amended in accordance with New Mexico Law and the Restated Articles of Incorporation and the Restated By-laws of the Surviving Corporation.
     (c) The officers of SFNTC in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Restated Articles of Incorporation and Restated By-laws of the Surviving Corporation.
     (d) The directors of the Surviving Corporation from and after the Effective Time shall be Charles A. Blixt, McDara P. Folan, III and Kenneth J. Lapiejko and each shall hold such office until his successor shall have been elected or qualified or as otherwise provided in the Restated By-laws or Restated Articles of Incorporation of the Surviving Corporation.
     2.04. Conversion of Shares. At the Effective Time: (a) Each share of SFNTC Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount equal to (i) cash in the amount of $306,750,000 plus (ii) any portion of the Escrowed Funds released to the Paying Agent by the Escrow Agent pursuant to the Escrow Agreement plus (iii) the Excess Net Worth Payment, if any, as finally determined pursuant to Exhibit A and, in the case of clauses (i) through (iii), (A) divided by the total number of shares of SFNTC Common Stock issued and outstanding immediately prior to the Effective Time (including for this calculation, shares of SFNTC Common Stock purchased by RJR or SubCo pursuant to the Voting Agreement) (B) and without interest except as provided in the Escrow Agreement and Exhibit A, as applicable. Payment of each such portion of the Merger Consideration will be made at such times as are specified in Section 2.07. The foregoing amounts which each share of SFNTC Common Stock issued and outstanding immediately prior to the Effective Time shall represent a right to receive, shall herein be referred to as the “Merger Consideration.”
     (b) Each share of SFNTC Common Stock held in the treasury of SFNTC or held of record by RJR or SubCo immediately prior to the Effective Time shall be canceled, without any payment or other distribution in respect thereof.
     (c) At the Effective Time, each outstanding certificate which theretofore represented shares of the SFNTC Common Stock shall be deemed for all purposes to represent the right to receive the Merger Consideration and such shares of SFNTC Common Stock shall be thereby canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of SFNTC Common Stock shall thereafter cease to have any rights with respect to such shares of SFNTC Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor. Also, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of SubCo Shares, each outstanding certificate which theretofore represented SubCo Shares shall be converted into and shall be canceled in exchange for the right to receive one share of common stock of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

     (d) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, SFNTC Common Stock, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of SFNTC Common Stock the same economic effect as contemplated by this Agreement prior to such event.
     2.05. Escrow. Simultaneously herewith, RJR, SubCo, SFNTC and the Escrow Agent have entered into an Indemnity Escrow Agreement (the “Escrow Agreement”) to be effective as of the Closing. On the Closing Date, RJR shall pay or shall cause SubCo to pay $25 million (the “Escrow Amount”), which Escrow Amount shall include, without duplication, any amount held by Parent or SubCo for deposit, or deposited, pursuant to Section 4.1 of the Voting Agreement in respect of the Option referred to therein, in immediately available funds to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement for satisfaction of (i) claims for indemnification by RJR Indemnified Parties pursuant to Section 11.09(a) (“Escrow Indemnity Payments”) and (ii) the Net Worth Deficiency, if any, as finally determined pursuant to Exhibit A.
     2.06. Stock Transfer Books. The stock transfer books of SFNTC shall be closed as of the fifth (5th) Business Day preceding the Closing Date, and no transferor record of SFNTC Common Stock shall be recognized thereafter except pursuant to the Merger or upon purchase of SFNTC Common Stock by RJR or SubCo pursuant to the Voting Agreement.
     2.07. Exchange of Certificates. (a) RJR shall deposit with the Paying Agent for the benefit of the holders (other than Dissenting Shareholders) of certificates which immediately prior to the Effective Time represented shares of SFNTC Common Stock (“Certificates”) (i) as soon as practicable after the Effective Time (and in any event, no later than the Business Day immediately following the Closing Date), cash equal to $306,750,000 and (ii) within ten (10) days after the amount of any Excess Net Worth Payment has been finally determined pursuant to Exhibit A, cash equal to the amount of such Excess Net Worth Payment, if any, reduced by an amount, if any, which is proportionate to the percentage of the issued and outstanding shares of SFNTC Common Stock held by Dissenting Shareholders. Escrowed Funds, released to the Paying Agent pursuant to the Escrow Agreement will be received by the Paying Agent for the benefit of the holders (other than Dissenting Shareholders) of Certificates. Following each deposit by RJR of the amounts specified in clause (i) and (ii) above and following receipt by the Paying Agent of Escrowed Funds paid pursuant to the Escrow Agreement, each SFNTC Shareholder will be entitled to receive the applicable portion of the Merger Consideration into which the SFNTC Common Stock has been converted pursuant to Section 2.04. Notwithstanding anything in this Agreement to the contrary, (i) a holder of Certificates shall not be entitled to any portion of the Merger Consideration unless and until such holder surrenders such Certificates to the Paying Agent, or such other agent or agents as may be appointed by RJR, together with a properly completed letter of transmittal, and (ii) Messrs. S.I. Betzer, Jr. and Douglas M. Rather shall not be entitled to receive any of their respective shares of the Merger Consideration until April 1, 2002 (whether or not they surrender their Certificates to the Paying Agent prior to such date). All such holders who surrender their certificates and submit properly completed letters of transmittal as provided herein shall be entitled to receive their proportionate share of the Merger Consideration, including their proportionate share of the Escrowed Funds following each such deposit of Escrowed Funds with the Paying Agent and shall not be required to provide any further evidence of their entitlement thereto.
     (b) Until surrendered in compliance with subsection (a) above, each Certificate shall be deemed to represent only the right to receive the Merger Consideration into which the SFNTC Common Stock represented by such Certificate was converted.
     (c) On and after the date of closing of the stock transfer books of SFNTC in accordance with Section 2.06, there shall be no further registration of transfers of SFNTC Common Stock except for purchases of SFNTC Common Stock by RJR or SubCo pursuant to the Voting Agreement. If after the closing of the stock transfer books of SFNTC in accordance with Section 2.06, Certificates are presented to the Paying Agent, RJR or the Surviving Corporation for registration of transfer, they shall be canceled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 2.07.
     (d) Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.07 that remains unclaimed by the SFNTC Shareholders six (6) months after the Effective Time or, in the case of Merger Consideration payable upon release of Escrowed Funds, six (6) months after such release, shall be returned to the Surviving Corporation upon demand, and any such holder who has not complied with this Section 2.07 prior to that time shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration in respect of such SFNTC Common Stock without any interest thereon.
     (e) Notwithstanding the foregoing, none of RJR, the Surviving Corporation, SubCo, or the Paying Agent shall be liable to any Person in respect of any Merger Consideration for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (f) All cash paid upon conversion of shares of SFNTC Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of SFNTC Common Stock.
     (g) The Paying Agent shall invest any cash deposited by RJR in accordance with Section 2.07 as directed by RJR on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amount payable to holders of SFNTC Common Stock pursuant to the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to RJR
     (h) If any Certificate representing shares of SFNTC (other than any such certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making and delivery to RJR of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by RJR, the posting by such Person of a bond with RJR in such reasonable amount as RJR may direct as indemnity against any claim that may be made against it with respect to such Certificate, following the Effective Time the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of SFNTC Common Stock formerly represented thereby.
     (i) RJR shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts (i) as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provisions of state, local, or foreign Tax law and (ii) required to repay any outstanding loans or advances to the SFNTC Shareholders from SFNTC. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by RJR, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by RJR.
     2.08. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of SFNTC Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a written demand for payment of the fair value for such SFNTC Common Stock in accordance with Sections 53-15-3 and 53-15-4 of the BCANM (“Dissenting Shares”) and who perfects and does not withdraw such demand or otherwise lose such holder’s rights for payment of fair value (each such holder being referred to herein as a “Dissenting Shareholder”) shall be canceled and shall not be converted into a right to receive the Merger Consideration (but shall have the rights set forth in the BCANM). If, after the Effective Time, such holder fails to perfect, withdraws or loses its rights for payment of fair value as set forth in the BCANM, each such share of SFNTC Common Stock of such holder shall be treated as if such share had been convened as of the Effective Time into a right to receive the respective Merger Consideration for such share in accordance with this Article II and RJR shall deposit with the Paying Agent for the benefit of such holder all such funds to which such holder is entitled upon surrender of such holder’s Certificate in accordance with this Article II. SFNTC shall give RJR prompt notice of any demands received by SFNTC for payment of fair value of such SFNTC Common Stock, and RJR shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of RJR, SFNTC shall not make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing. Amounts which become due and payable to Dissenting Shareholders in respect of their dissenters’ rights and the costs and expenses of resolving or settling Dissenting Shareholder rights shall be paid by the Surviving Corporation.
     2.09. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation or SFNTC, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation or SFNTC, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SFNTC
     Except as described in the corresponding section in the SFNTC Disclosure Letter or any other section of the SFNTC Disclosure Letter relating to the representations and warranties to which it may be relevant to the extent such relevance is reasonably apparent on its face, SFNTC hereby represents and warrants to RJR and SubCo as follows:
     3.01. Organization; Good Standing; Power, Etc. SFNTC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Mexico and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. SFNTC has no Subsidiaries, as defined below, other than those listed in Section 3.01 of the SFNTC Disclosure Letter and SFNTC does not own, directly or indirectly, any ownership interest in any Entity other than such SFNTC Subsidiaries. Each SFNTC Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. SFNTC and each SFNTC Subsidiary, as hereinafter defined, is duly qualified to do business and is in good standing as a foreign corporation or other entity in each other jurisdiction in which the ownership, operation or leasing of its properties or assets or the nature of its business requires such qualification, except where the failure so to qualify could not, individually or in the aggregate, reasonably be expected to have a Material Averse Effect on SFNTC. SFNTC owns, directly or indirectly, all of the outstanding shares of capital stock (and other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiaries) of each of SFNTC’s Subsidiaries other than GmbH, free and clear of all Liens. Fifty percent (50%) of the outstanding shares of capital stock of the GmbH are owned by SFNTC, free and clear of all Liens. As used in this Agreement, the term “Subsidiary” shall mean any corporation 50% or more of the outstanding voting power with respect to any issue presented for shareholder or other equity holder or owner vote of which, or any partnership, joint venture, limited liability company, limited partnership or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by another entity. True, accurate and complete copies of SFNTC’s Restated Articles of Incorporation and Restated By-laws and the comparable governing documents of each of its Subsidiaries, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to RJR.
     3.02. Authorization of Agreement, Etc. (a) SFNTC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by SFNTC and the consummation by SFNTC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SFNTC, subject only, with respect to the Merger, to the approval of holders of a majority of the outstanding shares of SFNTC Common Stock entitled to vote thereon. This Agreement has been duly executed and delivered by SFNTC and constitutes the legal, valid and binding obligation of SFNTC, enforceable against SFNTC in accordance with its terms except as may be limited by any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     (b) Assuming the approval of the holders of at least a majority of the outstanding shares of SFNTC Common Stock is obtained, neither the execution and delivery of this Agreement by SFNTC nor the consummation of the transactions contemplated hereby to be performed by SFNTC will (i) violate or conflict with any provision of the Restated Articles of Incorporation or Restated By-laws, as currently in effect, of SFNTC or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon SFNTC or any SFNTC Subsidiary or any of their respective properties, except, in the case of clause (ii), where such violations or conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SFNTC or on the ability of SFNTC to consummate the transactions contemplated hereby.
     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by SFNTC will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or the loss of any material benefit under, any Material Contract to which SFNTC or any of its Subsidiaries is a party or as to which any of their respective property is subject.
     (d) Neither the execution and delivery by SFNTC of this Agreement nor the consummation of the transactions contemplated hereby to be performed by SFNTC will result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties or other assets now or hereafter owned by SFNTC or any SFNTC Subsidiary, except where such Lien could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SFNTC or on the ability of SFNTC to consummate the transactions contemplated hereby.
     (e) No consent, approval, order, certificate or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to SFNTC or any SFNTC Subsidiary in connection with the execution and delivery of this Agreement by SFNTC or the consummation by SFNTC of the transactions contemplated hereby, other than (i) the filing of the New Mexico Certificate of Merger in accordance with the requirements of New Mexico Law in the offices of the Public Regulation Commission of New Mexico in accordance with Sections 53-14-1 through 53-14-7 of the BCANM, (ii) any licenses which may, pursuant to applicable laws, require as a condition to their renewal or continued effectiveness, a new filing or application as a result of the transactions contemplated by this Agreement, (iii) such as may be required under the HSR Act, (iv) such filings, registrations, authorizations, consents and approvals as are described in Section 3.02(e) of the SFNTC Disclosure Letter, and (v) such filings or registrations that, if not made, and such authorizations, consents or approvals, that, if not received, could not, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect on SFNTC or on the ability of SFNTC to consummate the transactions contemplated hereby.
     (f) SFNTC and each of its Subsidiaries has all licenses required to manufacture, distribute and sell tobacco products and carry on its business as now conducted in each jurisdiction in which the nature or conduct of its business makes licensing with any Governmental Entities necessary to enable it to carry on its business in all material respects as now so conducted in compliance with applicable laws.
     (g) There have been no violations of such licenses and there are no proceedings in progress, pending or, to the Knowledge of SFNTC, threatened, which could result in the revocation, cancellation, suspension or limitation of any such license or in the imposition of any administrative sanction and (ii) all reports and returns required to be filed and fees required to be paid by SFNTC, its Subsidiaries and RSM with or to any Governmental Entity to maintain the validity and effectiveness of the licenses have been filed and paid.
     3.03. Capitalization. (a) The authorized capital stock of SFNTC consists of 500,000 shares of common stock, of which 149,925 shares of SFNTC Common Stock are issued and outstanding. The authorized and the issued and outstanding capital stock or other equity interests of each of SFNTC’s Subsidiaries are described in Section 3.03 of the SFNTC Disclosure Letter. All of the outstanding shares of SFNTC Common Stock and the issued and outstanding shares and other equity interests in SFNTC’s Subsidiaries (the “Sub Shares”) have been duly authorized and are validly issued, fully paid and non-assessable, and are not subject to, or issued in violation of, any pre-emptive rights.
(b)	There are no authorized, outstanding or existing:
(i)	proxies, voting trusts or other agreements or understandings with respect to the voting of any SFNTC Shares or Sub Shares;

(ii)	securities that are convertible into or exchangeable for any capital stock of SFNTC or Sub Shares;

(iii)	options, warrants, or other rights to purchase or subscribe for any capital stock of SFNTC or Sub Shares or securities convertible into or exchangeable for any capital stock of SFNTC or Sub Shares;

(iv)	agreements of any kind to which SFNTC or any of its Subsidiaries is a party relating to the issuance of any capital stock of SFNTC or Sub Shares, or any securities, options, warrants, or rights convertible into or exchangeable for, SFNTC Shares or Sub Shares;

(v)	agreements of any kind which may obligate SFNTC or any of its Subsidiaries to issue or purchase any of their securities; or

(vi)	agreements to which SFNTC or any of its Subsidiaries is a party containing any right of first negotiation or refusal with respect to the equity securities of SFNTC or its Subsidiaries.
     3.04. Absence of Certain Changes or Events. Except as described in the SFNTC Financial Statements, and except for any actions required to be performed by SFNTC or any of its Subsidiaries or otherwise permitted or contemplated pursuant to this Agreement, since December 31, 2000:
(a)	there has been no Material Adverse Change in SFNTC;

(b)	none of SFNTC or any of its Subsidiaries have:
(i)	issued any debt, shares of capital stock or securities convertible into or exchangeable for capital stock or incurred any liabilities or obligations, direct or contingent, for borrowed money, except liabilities or obligations incurred in the ordinary course of business and consistent with past practice;

(ii)	sold, transferred, distributed or otherwise disposed of or acquired a material amount of its assets, or incurred any Lien on its assets other than a Permitted Lien, or agreed to do any of the foregoing, except in the ordinary course of business;

(iii)	made or agreed to make any material capital expenditure or commitment for additions to property, plant, or equipment not reflected hi the SFNTC Financial Statements or in the annual plan and associated budget for the 2001 fiscal year approved by SFNTC, a copy of which has been provided or made available to RJR;

(iv)	made or agreed to make any increase in the compensation, including without limitation, salary, bonus, incentive, severance or termination pay or award, payable to any employee whose annual base salary as of December 31, 2000, exceeded $60,000 or director (through an Employee Plan or otherwise) except for increases made in the ordinary course of business and consistent with presently existing policies or agreements or past practice and that do not exceed 5% for any such individual;

(v)	conducted its operations otherwise than in the normal course of business in all material respects;

(vi)	entered into any Material Contract, or amended or terminated any Material Contact, except in the ordinary course of business;

(vii)	made any change in any method of accounting, or accounting principles or practice by SFNTC or any of its Subsidiaries, except for any change required by reason of a concurrent change in GAAP;

(viii)	made any declaration, act aside for payment of or paid any dividend or other distribution with respect to any shares of capital stock of SFNTC or any of its Subsidiaries, or made any repurchase, redemption or other acquisition, directly or indirectly, of any outstanding shares of capital stock or other securities of, or other ownership interests in, SFNTC or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other securities (other than dividends and distributions (including liquidating distributions) by a direct or indirect Subsidiary of SFNTC to SFNTC);

(ix)	made any adjustment, split, combination or reclassification of any capital stock of SFNTC or any of its Subsidiaries or any issuance or authorization of any other securities in respect of, in lieu of or in substitution for any shares of capital stock of SFNTC;

(x)	made any amendment of any material teen of any outstanding security of SFNTC or any of its Subsidiaries;

(xi)	experienced any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of SFNTC or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SFNTC;

(xii)	made or agreed to make any change to any SFNTC Employee Plan or establish any new employee benefit plan except for changes made in the ordinary course of business and consistent with presently existing policies or agreements or past practices and which in any event will not increase the cost of any such SFNTC Employee Plan by more than 5%;

(xiii)	instituted, settled or waived or agreed to settle or waive any material litigation or claim;

(xiv)	made any material loan, advance or capital contribution or investment to or in any Person other than in the ordinary course of business consistent with past practice or to any shareholder of SFNTC or any employee, officer or director of SFNTC or any of its Subsidiaries;

(xv)	made any payment of cash or property to or on behalf of any officer, employee, director or shareholder of SFNTC or any of its Subsidiaries or any of their respective Affiliates or family members other than salary and expense reimbursements reflected in the Financial Statements or made since the Balance Sheet Date in the ordinary course of business consistent with past practice; or

(xvi)	agreed or become legally obligated to do any of the foregoing.
(Any payment or transaction described in clauses (viii), (xiv) or (xv) of this Section 3.04(b) is referred to herein as a “Restricted Payment”). All of the payments described in Section 3.04(b) of the SFNTC Disclosure Letter are reflected in the SFNTC Financial Statements.
     3.05. Financial Statements; No Undisclosed Liabilities. (a) The combined audited financial statements (including, in each case, any notes thereto) of SFNTC and the SFNTC Group (other than GmbH), as at and for the periods ended December 31, 1998, 1999 and 2000 and the unaudited combined financial statements of SFNTC and the SFNTC Group (other than GmbH) as at and for the period ended September 30, 2001 (such date, the “Balance Sheet Date” and such financial statements, the “SFNTC Financial Statements”), all of which have been provided to RJR, were prepared in accordance with GAAP during the periods involved (except as maybe indicated therein or in the notes thereto) and fairly present the financial position of SFNTC and the SFNTC Group (other than GmbH) on a combined basis as of the respective dates thereof and the combined cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of note disclosure and to normal year-end audit adjustments consistent with prior practice and any other normal adjustments described therein). Except as required by GAAP, SFNTC has not, since December 31, 2000, made any change in the accounting practices or policies applied in the preparation of its financial statements. The audited financial statements of GmbH as at and for the periods ended December 31, 1998, 1999 and 2000 and the unaudited financial statements of GmbH as at and for the period ended September 30, 2001 have been provided to RJR, were prepared for the purpose of complying with financial reporting guidelines in the United States during the periods involved and are not intended to be a presentation in accordance with accounting principles generally accepted in Germany and fairly present the financial position of GmbH as of the respective dates thereof and the cash flows for the periods then ended (subject, in the case of the unaudited statements, to the absence of note disclosure and to normal year-end audit adjustments consistent with prior practice and any other normal adjustments described therein).
     (b) There are no liabilities or obligations of SFNTC or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
(i)	liabilities or obligations disclosed or provided for in the SFNTC Financial Statements or in the notes thereto or not required by GAAP to be so disclosed or provided for,

(ii)	liabilities or obligations incurred in the ordinary course which, taken together, are not material to SFNTC and its Subsidiaries taken as a whole,

(iii)	liabilities or obligations under this Agreement, or

(iv)	liabilities or obligations incurred in connection with the transactions contemplated hereby and disclosed in Section 3.05(b) of the SFNTC Disclosure Letter.
No representations or warranties with respect to environmental matters are being made in this Section 3.05(b).
     3.06. Material Contracts. Section 3.06 of the SFNTC Disclosure Letter contains an accurate and complete listing of all Material Contracts to which SFNTC or any of its Subsidiaries is a party or any of their respective property is bound, each of which is in full force and effect and:
(i)	SFNTC and its Subsidiaries and, to SFNTC’s Knowledge, the other parties thereto, have not breached and are not in default in the observance or performance of any term or obligation to be performed by any of them thereunder;

(ii)	no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default by SFNTC or any of its Subsidiaries;

(iii)	no claim of material default thereunder has beat asserted or threatened by SFNTC or any of its Subsidiaries or, to SFNTC’s Knowledge, any other party thereto; and

(iv)	none of SFNTC, its Subsidiaries or, to SFNTC’s Knowledge, any other party thereto is seeking the renegotiation, termination or extension thereof or substitute performance thereunder;
except where such breach or default, or attempted renegotiation, termination or extension or substitute performance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SFNTC. Complete copies or summaries of all Material Contracts have been provided or made available to RJR.
     3.07. Tax Matters. (a) Each of SFNTC and its Subsidiaries has accurately prepared and timely filed all Tax Returns required to be filed by it as of the date hereof. Such Tax Returns are accurate and correct and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). Neither SFNTC nor any of its Subsidiaries has filed, nor is any of them required to have filed, a disclosure schedule pursuant to Temp. Treas. Reg. § 1.6011-4T. SFNTC and its Subsidiaries have at all times complied with applicable laws pertaining to Taxes, including, without limitation, all applicable laws relating to record retention except for such non-compliance as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on SFNTC.
     (b) SFNTC and its Subsidiaries have timely paid all taxes that have become due and payable (whether or not shown on any Tax Return) and which they are required to have paid and have adequately provided for all Taxes for which they are required to provide. All

Taxes of SFNTC or any of its Subsidiaries accrued following the end of the most recent period covered by the SFNTC financial statements have been accrued in the ordinary count of business of SFNTC and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in SFNTC’s operating results).
     (c) No claim has been made by any taxing authority in any jurisdiction where SFNTC does not file Tax Returns that SFNTC or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.
     (d) No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from SFNTC or any of its Subsidiaries.
     (e) Section 3.07(e) of the SFNTC Disclosure Letter sets forth:
(i)	those years for which examinations by the taxing authorities have been completed; and

(ii)	those taxable years for which examinations by taxing authorities are presently being conducted.
     (f) SFNTC is not a party to any action, proceeding, audit, investigation or inquiry by any Governmental Entity nor does SFNTC have knowledge of any pending or threatened action, proceeding, audit or investigation or inquiry by any taxing authority.
     (g) All deficiencies asserted or assessments made against SFNTC or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period except where any claim could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on SFNTC. SFNTC has delivered or made available to RJR correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by SFNTC and its Subsidiaries since January 1, 1998.
     (h) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of SFNTC or any of its Subsidiaries.
     (i) Neither SFNTC nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
     (j) Neither SFNTC nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority.
     (k) Neither SFNTC nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, of which SFNTC is not the common parent.

     (l) Neither SFNTC nor any of its Subsidiaries has any liability for Taxes of any Person (other than SFNTC and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or, to the Knowledge of SFNTC, foreign Income Tax law), as transferee or successor, by contract or otherwise.
     (m) Neither SFNTC nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign Income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign Income Tax law) apply to any disposition of any asset owned by it.
     (n) Neither SFNTC nor any of its Subsidiaries has made a consent dividend election under Section 565 of the Code.
     (o) Neither SFNTC nor any of its Subsidiaries has been a personal holding company under Section 542 of the Code.
     (p) Neither SFNTC nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.
     (q) None of the assets of SFNTC or its Subsidiaries is property that SFNTC or its Subsidiaries is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; none of the assets of SFNTC or its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, none of the assets of SFNTC or its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of SFNTC or its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.
     (r) Neither SFNTC nor any of its Subsidiaries has agreed to make, nor are any of them required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise. Neither SFNTC nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of SFNTC or its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after such date. SFNTC and its Subsidiaries have at all times used the accrual method of accounting for Income Tax purposes.
     (s) Neither SFNTC nor any of its Subsidiaries is a Party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of SFNTC or any of its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) could obligate any of than to make any payments that will not be fully deductible under Section 162(m) of the Code.
     (t) Section 3.07(t) of the SFNTC Disclosure Letter sets forth all foreign jurisdictions in which SFNTC or its Subsidiaries is subject to Tax, is engaged in business or has a permanent establishment. Neither SFNTC nor any of ifs Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8.
     (u) Neither SFNTC nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal Income Tax purposes. Section 3.07(u) of the SFNTC Disclosure Letter sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which SFNTC owns an equity interest.
     (v) No holder of SFNTC Shares is a “foreign person” as that term is used in Treas. Reg. § 1.1445-2. Neither SFNTC nor any of its Subsidiaries is, nor have any of them been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(l)(A) of the Code.
     (w) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of SFNTC or any of its Subsidiaries under Sections 269, 382, 383. 384 or 1502 of the Code and the treasury regulations thereunder (and comparable provisions of state, local or foreign law).
     (x) Neither SFNTC nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation in connection with a distribution described in Section 355 of the Code.
     (y) No Subsidiary is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither SFNTC nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company.
     (z) No Subsidiary that is not a United States Person (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (ii) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code.
     (aa) Neither SFNTC nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.
     3.08. Intellectual Property. (a) SFNTC has and will have, so long as current laws and regulations governing such use remain unchanged, the right to use (i) the trademarks “NATURAL AMERICAN SPIRIT,” the Tobacco Chief Logo, and the Thunderbird Designs, all as shown in Section 3.08 of the SFNTC Disclosure Letter (collectively, the ‘Trademarks”), (ii) the trade dress used on all cigarettes and cigarette packaging as of the date hereof shown in Section 3.08 of the SFNTC Disclosure Letter (‘Trade Dress”), (iii) the trade name Santa Fe . Natural Tobacco Company, Inc. (the ‘Trade Name”), and (iv) the slogans “Find Out Why” and “America’s Best Cigarette” (the “Slogans”) on and in connection with cigarettes and packaging in the manner in which each is currently being used in all jurisdictions of the world where each is being used as of the date hereof as listed in the memorandum dated November 19, 2001 and included in Section 3.08(a)(iii) of the SFNTC Disclosure Letter.

     (b) Set forth in Section 3.08 of the SFNTC Disclosure Letter are all (i) registrations of trademarks, (ii) applications for the registration of trademarks, (iii) registrations of claims to copyright, and (iv) applications for registrations of claims to copyright owned by SFNTC anywhere in the world. All registrations are valid, subsisting and in MI force and effect and title to such registrations is owned by SFNTC. None of the applications have been finally refused by the relevant government authority or opposed by any third party, and SFNTC is not aware of any grounds upon which they should be refused or opposed.
     (c) Except as set forth in Section 3.08 the SFNTC Disclosure Letter, there are no letters patent or applications for letters patent (collectively “Patents”) used by SFNTC or any Subsidiary in the business anywhere in the world. All letters patent owned by SFNTC or any Subsidiary are valid, subsisting and in full force and effect. None of the applications for letters patent have been finally refused by the relevant government authority, and SFNTC is not aware of any grounds upon which they should be refused.
     (d) To the Knowledge of SFNTC, there are no impediments to the use of the Trademarks, the Trade Dress, the Trade Name, the Slogans or the Patents on or in connection with cigarettes anywhere in the world in the manner in which they are being used as of the date hereof. SFNTC owns all right, title and interest in and to the Trademarks, the Trade Dress, the Trade Name and the Slogans in all jurisdictions of the world where each is currently being used as set forth in Section 3.08 of the SFNTC Disclosure Letter.
     (e) All right, title and interest in and to the copyright to all artwork included on cigarettes, cigarette packaging or in advertising used by SFNTC in the conduct of its business as of the date hereof (collectively the “Artwork”) is owned by SFNTC throughout the world.
     (f) Other than the Trade Dress (to the extent trade dress constitutes a trademark) there are no trademarks, other than the Trademarks, used by SFNTC on cigarettes or packaging for cigarettes.
     (g) SFNTC has taken reasonable steps to ensure the secrecy of all business information, including, but not limited to, supplier information, customer information, distributor information, marketing plans, other business plans, business methods, product formulas, and product recipes, from the exclusive knowledge of which SFNTC derives an actual or potential business advantage oven those who do not know it (‘Trade Secrets”).
     (h) Set forth in Section 3.08 of the SFNTC Disclosure Letter are all interest domain names (“Domain Names”) which SFNTC uses or owns. SFNTC has a domain name registration, with title in its name, of each Domain Name. To SFNTC’s Knowledge there are no domain names registered in bad faith by third patties with the intent to either sell that domain name back to SFNTC for profit, to set up a web site disparaging SFNTC or its products, or to set up a web site confusingly similar to that of SFNTC’s or trading off of the goodwill of the Trademarks or SFNTC’s products.
     (i) Set forth in Section 3.08 of the SFNTC Disclosure Letter is a list of each license or other agreement relating to the SFNTC Intellectual Property (as hereinafter defined) to which SFNTC or a Subsidiary is a party. Neither SFNTC nor any Subsidiary is in default of any obligation contained in any license or other agreement relating to any of the Trademarks, Trade Dress, Trade Name, Slogans, Artwork, Patents, Domain Names (collectively ‘‘SFNTC Intellectual Property”), or Trade Secrets, and no person has notified any of SFNTC or any Subsidiary of any claim to the contrary within the past five (5) years. To SFNTC’s Knowledge, all other parties to such licenses have complied, and are in compliance, with all of the terms and conditions of all such licenses.
     (j) The application, registration and maintenance of the SFNTC Intellectual Property has been in accordance with all laws, rules and regulations of the applicable governmental or registering authority and there have been no acts by SFNTC or anyone acting on its behalf in the application, registration and maintenance of the SFNTC Intellectual Property which could result in the cancellation of any intellectual property SFNTC Intellectual Property registrations or otherwise narrow the scope of SFNTC’s rights in and to the SFNTC Intellectual Property.
     (k) The SFNTC Intellectual Property and the conduct of the business of SFNTC and its Subsidiaries do not infringe upon, violate or breach the intellectual property rights of any other person.
     (l) There has been no unauthorized or improper use by SFNTC or its Subsidiaries of the SFNTC Intellectual Property which has affected or could reasonably be expected to affect the validity or distinctiveness thereof or rights therein.
     (m) In the past five (5) years, neither SFNTC nor any Subsidiary has received any notice or claim challenging the validity of, use of or ownership of the SFNTC Intellectual Property and to their Knowledge there are no facts upon which such a challenge could properly be made.
     (n) There are no actions, suits or claims, legal, administrative, governmental or arbitration proceedings, or investigations pending or threatened in any court or before any governmental agency or arbitrator against, or by, SFNTC or any Subsidiary or any of their directors, officers or employees which would affect either the title to, or the use of the SFNTC Intellectual Property.
     (o) There is no outstanding order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory agency against, by or affecting SFNTC or any Subsidiary, or any of their directors, officers or employees that could prevent or interfere with the use of any of the SFNTC Intellectual Property.
     (p) Neither SFNTC nor any Subsidiary has licensed, sold or granted any rights in SFNTC’s Intellectual Property to any person that permits that person to use such intellectual property or to license, sub-license or grant any rights in such intellectual property to any third party.
     (q) There are no contracts, including; but not limited to, pledges as collateral, security agreements or otherwise, relating to or affecting, or restricting SFNTC’s ownership of or ability to convey valid and unencumbered title to, or the right to use and exploit, any of SFNTC’s Intellectual Property; and no person has any right to receive from SFNTC or any

Subsidiary, a royalty or other consideration in respect of any of the SFNTC Intellectual Property, other than royalties under licenses related to artwork that are not material in the aggregate, to SFNTC and its Subsidiaries, taken as a whole.
     3.09. Title to Properties: Absence of Liens and Encumbrances: Leases, etc. (a) SFNTC and each of its Subsidiaries have good and marketable title to the real and personal properties which are reflected in the SFNTC Financial Statements or were acquired after the Balance Sheet Date (other than property as to which it is a lessee, in which case it has a valid and enforceable leasehold interest), in each case free and clear of all Liens, other than Permitted Liens.
     (b) All tangible property of SFNTC and each of its Subsidiaries is in good condition and repair and is operational and usable, subject to normal wear and tear and technical obsolescence, repair or replacement, except for such property whose failure to be in such condition could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on SFNTC.
     (c) Section 3.09(c) of the SFNTC Disclosure Letter lists all real property owned by SFNTC and its Subsidiaries and the legal description thereof. There are no contracts to sell, transfer or otherwise dispose of any such real properties or arty part thereof. Complete copies of all deeds, contracts, instruments and title insurance policies relating to or affecting such real properties have been provided or made available to RJR. The real properties described in Section 3.09(c) of the SFNTC Disclosure Letter and all buildings and structures located thereon and the conduct of business and operations of SFNTC and its Subsidiaries as now conducted do not violate, and the use thereof in the manner in which currently used is not adversely affected by, any zoning or building laws, ordinances, regulations, covenants or official plans and no notifications alleging any such violation have been received, other than such violations or circumstances which could not, individually, or in the aggregate, be reasonably expected to have a Material Adverse Effect on SFNTC. Such buildings and structures do not encroach upon any lands not owned by SFNTC and its Subsidiaries. There are no expropriation, condemnation, or similar proceedings pending, or to the Knowledge of SFNTC, threatened with respect to any of such real properly or any part thereof.
     (d) Section 3.09(d) of the SFNTC Disclosure Letter describes all leases or agreements to lease under which SFNTC or any of its Subsidiaries leases any real property. Complete copies of such leases have been provided or made available to RJR. SFNTC or one of its Subsidiaries is exclusively entitled to all rights and benefits as lessee under the leases and none of them has sublet, assigned, licensed or otherwise conveyed any rights in such leased premises or in such leases to any other Person. All such leases are held by SFNTC or one of its Subsidiaries as lessee or occupant free and clear of all Liens, except Permitted Liens. There are no agreements or understandings relating to such leased properties other than as contained in the leases described in Section 3.09(d) of the SFNTC Disclosure Letter. All rental and other payments and other obligations required to be paid and performed by SFNTC or its Subsidiaries pursuant to such leases have been duly paid and performed. The use by SFNTC or its Subsidiaries of such leased premises is not in breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan, other than breaches which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on SFNTC.
     (e) There are no outstanding work orders, deficiency orders, non-compliance orders or other similar notices from any Governmental Entity relating to any of the real property owned or leased by SFNTC and/or any of its Subsidiaries other than such notices or circumstances which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on SFNTC. No amounts are owing by SFNTC or any of its Subsidiaries: (i) to any Government or public utility, other than current accounts which are not in arrears; or (ii) to any contractors, subcontractors, workers or any suppliers of goods and/or services with respect to such real property, or any buildings or structures therein, other than amounts earned but not yet due for services or supplies provided which amounts in the aggregate do not exceed $250,000.
     (f) SFNTC and its Subsidiaries are not parties to any lease of personal property except for leases of forklifts.
     (g) The tobacco inventory owned by SFNTC and the tobacco purchased for the account of SFNTC and its Subsidiaries by any Person, including without limitation Blending Services International, Inc., is good and usable, is in the quantities, grades and blends considered appropriate by SFNTC in a manner consistent with past practice, and is capable of being processed into cigarettes or other tobacco products of a quality which is consistent with past practice and operations for sale in the ordinary course of SFNTC’s business.
     3.10. Pension and Other Employee Benefit Plans and Agreements. (a) Section 3.10 of the SFNTC Disclosure Letter sets forth all Employee Plans maintained or contributed to by SFNTC and its Subsidiaries, or any of their ERISA Affiliates, or with respect to which SFNTC or any of its Subsidiaries or any of their ERISA Affiliates, has any liability or is otherwise bound (“SFNTC Employee Plans”), and SFNTC has furnished or made available or will furnish and make available to RJR true and complete copies of all such SFNTC Employee Plans as amended and in effect on the date hereof with copies of all related trust agreements, annuity contracts, instance contracts or other funding instruments, actuarial reports (for the past three years), annual reports (such as IRS Form 5500) and financial statements (for the past three years), IRS filings (for the past three years), determination letters and plan summaries, booklets and personnel manuals.
     (b) The execution and delivery of this Agreement by SFNTC and the consummation of the transactions contemplated hereby do not constitute and will not result in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Tax Code, and there have been no such “prohibited transactions” or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the SFNTC Employee Plans that could result in the imposition of any liability or excise tax under ERISA or the Code.
     (c) The Santa Fe Natural Tobacco Company, Inc. Profit Sharing/401(k) Plan is the only SFNTC Employee Plan that is intended to be qualified under § 401(a) of the Tax Code and, to the Knowledge of SFNTC, there is no fact or circumstance which is likely to adversely affect such qualified status.
     (d) Neither SFNTC nor any of its Subsidiaries, nor any of their ERISA Affiliates, has, or at any time has had, an obligation to contribute to a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
     (e) Each SFNTC Employee Plan and any related trust or other funding agreements is duly established and is currently, and has been in the past, in compliance in all material respects with the requirements of their terms and with applicable laws and applicable collective bargaining agreements as to the form, operation, and administration of such plans; and to the extent that one or more SFNTC Employee Plans fails to comply with applicable laws as of the Closing Date, the aggregate amount of fees, fines, penalties, sanctions and costs of correction and other costs or liabilities, including attorneys fees, which may be incurred by SFNTC, the Surviving Corporation and/or such plans as a result of such non-compliance and/or in connection with such corrective actions as maybe undertaken to remedy such non-compliance shall not exceed $125,000.
     (f) All returns, reports, notices, and applications relating to each SFNTC Employee Plan required by law or regulation to be filed with or submitted to any Governmental Entity have been timely filed or submitted.
     (g) All contributions or premiums required to be made or paid on or before the date hereof to or in respect of each SFNTC Employee Plan under the terms of such plan, ERISA, the applicable tax laws and regulations or other applicable law and applicable collective bargaining agreements have been timely made and no taxes, penalties or fees are owing or payable under or in respect of any such plan and any contribution or premium not yet made or paid has been properly accrued and reserved in the financial statements in accordance with GAAP.
     (h) Neither SFNTC nor any of its Subsidiaries or any ERISA Affiliate of any of them has incurred any liability (except for premiums not yet due) to the Pension Benefit Guaranty Corporation which has not been discharged and will not incur any such liability as a result of the Merger.
     (i) There exists no liability of SFNTC or any of its Subsidiaries, or any of their ERISA Affiliates in connection with any former SFNTC Employee Plan or former SFNTC ERISA Affiliate Plan that has terminated, all termination liabilities have been fully discharged, and all procedures for termination of each such former plans have been properly followed in accordance with the terms of such former SFNTC Employee Plan or any former SFNTC ERISA Affiliate Plan and applicable law.
     (j) No event has occurred respecting any of the SFNTC Employee Plans or SFNTC ERISA Affiliate Plans which would entitle the Pension Benefit Guaranty Corporation to wind-up or terminate any such SFNTC Employee Plan or SFNTC ERISA Affiliate Plan, in whole or in part.

     (k) There are no merger or asset transfer applications pending with any Governmental Entity with respect to any SFNTC Employee Plan.
     (l) Except as required by law, none of the SFNTC Employee Plans requires or permits a retroactive increase in premiums or payments and no improvements to any such plan have been promised to any Person, and with respect to any insurance policy providing benefits (or providing funding for benefits) under any SFNTC Employee Plan, there is no liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof.
     (m) None of the SFNTC Employee Plans or SFNTC ERISA Affiliate Plans is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) nor within the previous six (6) years has SFNTC or any of its Subsidiaries, or any of their ERISA Affiliates, participated in, contributed to, or had any obligation (including, without limitation, “withdrawal liability” within the meaning of Part 1 of Subtitle E of Title IV of ERISA) with respect to any multiemployer plan.
     (n) Neither the execution of this Agreement nor any agreement referred to or contemplated herein, nor the consummation of the Merger or the other transactions contemplated by this Agreement, will: (i) result in any payment (including, without limitation, severance, change of control, unemployment compensation, golden parachute or otherwise) becoming due under any SFNTC Employee Plan; (ii) increase any benefits otherwise payable under any SFNTC Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits; (iv) result in the deemed satisfaction of any performance criteria; or (v) result in the forgiveness, modification, extension or guarantee of any loan or indebtedness.
     (o) There are no actions, suits, claims or proceedings, whether in equity or at law, or Governmental examinations or investigations pending or, to the Knowledge of SFNTC, threatened against or with respect to any SFNTC Employee Plan or any assets of any such SFNTC Employee Plan and all benefits due under each SFNTC Employee Plan have been timely paid.
     (p) Except as limited by law, each SFNTC Employee Plan can be amended or terminated at any time without approval from any Person, without advance notice (other than as required by ERISA for ERISA pension plans), and without any liability other than for benefits accrued prior to such amendment or termination.
     (q) No SFNTC Employee Plan has any material unfunded accrued benefits or liabilities that are not fully reflected in the SFNTC Financial Statements, and the SFNTC Financial Statements contain adequate accruals for (i) bonuses, sales commissions and vacation pay earned but not received as of the date of this Agreement and (ii) incurred or continuing but unpaid claims (including, without limitation, workers’ compensation claims) under SFNTC Employee Plans that are not funded by insurance.
     (r) No SFNTC Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or upon retirement other than

     (i) coverage mandated by applicable law, (ii) death or retirement benefits under any SFNTC Employee Plan that is intended to be qualified under Section 401(a) of the Code or (iii) deferred compensation benefits reflected in the financial statements.
     (s) No SFNTC Employee Plan is or at any time was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any SFNTC Employee Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code.
     (t) There are no “leased employees” within the meaning of Section 414(n) of the Code who perform services for SFNTC or any of its Subsidiaries, or any of their ERISA. Affiliates.
     (u) Neither SFNTC nor any of its Subsidiaries, nor any of their ERISA Affiliates, contributes to, maintains or has any liability with respect to an Employee Plan that is subject to the laws of a country other than the United States.
     3.11. Litigation and Compliance. (a) Except for claims which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SFNTC:
(i)	there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before or by any Governmental Entity, other regulatory or self regulatory body or association or arbitrator now pending, or, to the Knowledge of SFNTC, threatened, against SFNTC or any of its Subsidiaries or with respect to the business of or any asset or property owned, leased or used by, SFNTC or any of its Subsidiaries; and

(ii)	there are no actions, suits, claims or proceedings, now pending or, to the Knowledge of SFNTC, threatened, which question or challenge the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.
     (b) Each of SFNTC and its Subsidiaries is, and since January 1, 1998 has been, in compliance with and not in default or violation under, and has not received notice asserting the existence of any default or violation under; any law applicable to the businesses or operations of SFNTC and its Subsidiaries, including without limitation, all laws relating to occupational health or safety (but excluding any Environmental Law), except for non- compliance, defaults, and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SFNTC.
     (c) SFNTC and its Subsidiaries, and the material assets, business or property of SFNTC and its Subsidiaries, are not subject to any judgment, order, decree or settlement made or entered into in respect of any lawsuit or proceeding which has had, or which could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on

SFNTC or which is reasonably expected to prevent SFNTC from performing its obligations under this Agreement.
     3.12. Insurance. Except to the extent that insurance coverage with respect to tobacco product-related liabilities is unobtainable or is obtainable only at a cost which SFNTC reasonably believes to be prohibitive or unreasonable, SFNTC and its Subsidiaries have insured their respective operations and assets against risks, loss and damage, with coverages of a type and in a manner which SFNTC believes is prudent and reasonable in the circumstances. Section 3.12 of the SFNTC Disclosure Letter contains a description of coverage and premiums paid for all material policies of fire, liability, casualty, fidelity, workers’ compensation, life, directors’ and officers’ liability and other forms of insurance covering occurrences as of, or claims made, any date during the period from January 1, 2000 and through the date hereof and maintained by SFNTC or any of its Subsidiaries. No notice of cancellation or threat thereof with respect to any such policy has beat received prior to the date hereof and no insurer has denied coverage to SFNTC or any of its Subsidiaries on a material insurance policy of any type. All policies described or required to be described in Section 3.12 of the SFNTC Disclosure Letter are in full force and effect and none of SFNTC or any of its Subsidiaries is in default, whether as to payment of premium or otherwise, in any material respect under the terms of any such policy, nor, to SFNTC’s Knowledge, has SFNTC or any of its Subsidiaries done or omitted to do any act or thing which could render any such insurance policy void or voidable.
     3.13. Brokers and Finders. No Person other than Stephens Inc. has acted on behalf of SFNTC or any SFNTC Subsidiary in connection with any negotiations relative to this Agreement and the transactions contemplated hereby, and such negotiations have been carried on by such parties without the intervention of any other Person acting on behalf of SFNTC or any of its Subsidiaries in such a manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against RJR or SFNTC or any of its Subsidiaries. SFNTC has provided RJR with a true and correct copy of the agreement pursuant to which it is obligated to pay any amount to Stephens Inc.
3.14. Environmental Matters. (a) Each of SFNTC and its Subsidiaries has been and currently is in compliance with and not in default under or violation of all Environmental Laws; (b) neither SFNTC nor any of its Subsidiaries has received any notice asserting the existence of any default, violation or liability under any Environmental Laws applicable to its property, business or operations; except for non-compliance, defaults or violations which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on SFNTC; (c) each of SFNTC and its Subsidiaries has obtained and currently maintains in effect all material permits, licenses, authorizations, consents or approvals required under any Environmental Law (“Environmental Permits”) and has filed timely applications for renewal of those Environmental Permits for which the date for filing a renewal application will have passed by the Closing; and (d) there exists no Environmental Condition which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on SFNTC.
     3.15. Affiliate Transactions. No SFNTC Shareholder and no Affiliate of any SFNTC Shareholder or, to the Knowledge of SFNTC, any officer or director of any SFNTC Shareholder (in the case of corporate shareholders), or any member of their immediate family, has, since January 1, 1998 provided or caused to be provided to, or received from, SFNTC or any Subsidiary of SFNTC, any assets, loans, advances, services or facilities having a fair market value in excess of $60,000 in the aggregate per Person. To the Knowledge of SFNTC. no Person currently employed by SFNTC or any Subsidiary of SFNTC is also a spouse, parent, sibling, or brother, sister, mother or father-in-law, or lineal descendent or ascendant of any officer or director of SFNTC or any shareholder of SFNTC. There are no contracts, agreements, arrangements or understandings between SFNTC or any Subsidiary of SFNTC, on the one hand, and any Person referred to elsewhere in this Section 3.15, on the other hand (“Intercompany Contracts”).
     3.16. Board Approval: Opinion of Financial Advisor. At a meeting duly called and held prior to the date of execution hereof by SFNTC, the members of the Board of Directors of SFNTC duly (a) determined that the Merger Consideration is fair to the holders of SFNTC Common Stock and that the Merger is advisable and in the best interests of SFNTC, (b) resolved to approve this Agreement and the transactions contemplated hereby, and (c) resolved to recommend approval of this Agreement to the holders of SFNTC Common Stock. SFNTC has received the opinion of Stephens Inc., dated as of the date of such board determination, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the shareholders of SFNTC, a signed copy of which has been or promptly will be delivered to RJR.
     3.17. Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of SFNTC Common Stock entitled to vote at the SFNTC Shareholder Meeting is required to approve this Agreement (“SFNTC Shareholder Approval”). No other vote of the shareholders of SFNTC is required by law, the Restated Articles of Incorporation or the Restated Bylaws of SFNTC or otherwise in order for SFNTC to consummate the Merger and the transactions contemplated by this Agreement.
     3.18. Employment Matters. (a) Neither SFNTC nor any of its Subsidiaries is a party to, and no employees of SFNTC or any of its Subsidiaries are covered by any collective bargaining agreement, letter of understanding, letter of intent or written commitment with any trade union or association; (b) there are no representation questions, arbitration proceedings, complaints of unfair labor practices, labor strikes, slow-downs or stoppages, material grievances. or other labor troubles pending or, to the Knowledge of SFNTC, threatened, with respect to the employees of SFNTC or any of its Subsidiaries which would have a Material Adverse Effect on SFNTC; and (c) to the Knowledge of SFNTC, there are no present or pending applications for certification of any union as the bargaining agent for any employees of SFNTC or any of its Subsidiaries and there have been no such applications within the last two (2) years.
     3.19. Proxy Statement. The Proxy Statement will, at the time it is mailed to the holders of SFNTC Common Stock or at any time it is amended or supplemented, (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and (ii) comply in all material respects with all applicable law, except that no representation or warranty is made by SFNTC with respect to statements made or incorporated by reference therein based on information supplied by RJR for inclusion or incorporation by reference in the Proxy Statement.

     3.20. Termination of Rothmans Agreement. SFNTC shall have taken all actions necessary and within its power to terminate the agreement or agreements between SFNTC and Rothmans Inc. (“Rothmans”) entered into in connection with or relating to the acquisition by Rothmans of SFNTC and none of SFNTC, any of its Subsidiaries, RJR or SubCo or any of their respective Affiliates shall have any further obligations to pay money or take any other action thereunder, except for SFNTC’s obligation under its agreement with Rothmans to pay the termination fee specified therein that is not payable until the consummation of an alternative transaction.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF RJR AND SUBCO
   RJR and SubCo hereby represent and warrant to SFNTC as follows:
     4.01. Organization, Good Standing, Power, Etc. RJR is a corporation validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite power and authority to own, operate and lease its respective properties and assets and to carry on its business as now being conducted. RJR is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the ownership, operation or leasing of its properties or assets or the nature of its business require such qualification, except where the failure so to qualify, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on RJR
     4.02. Authorization of Agreement, Etc. (a) RJR has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by RJR and the consummation by RJR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of RJR This Agreement has been duly executed and delivered by RJR and constitutes the legal, valid and binding obligation of RJR, enforceable against RJR in accordance with its terms except as may be limited by any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors and that the remedy of specific performance and injunctive in other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     (b) Neither the execution and delivery of this Agreement by RJR, nor the consummation of the transactions contemplated hereby to be performed by RJR, will (i) violate or conflict with any provision of the Articles of Incorporation or By-laws, as currently in effect. of RJR or (ii) violate or conflict with any provision of any law, rule, regulation, order; permit, certificate, writ, judgment, injunction, decree; determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon RJR or any RJR Subsidiary or any of their respective properties, except, in the case of clause (ii), where such violations or conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RJR or on the ability of RJR to consummate the transactions contemplated hereby.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to RJR or any RJR Subsidiary in connection with the execution and delivery of this Agreement by RJR or the consummation by RJR of the transactions contemplated hereby, other than (i) the filing of the New Mexico Certificate of Merger in accordance with the requirements of New Mexico Law in the offices of the Public Regulation Commission of New Mexico in accordance with Sections 53-14-1 through 53-14-7 of the BCANM. (ii) in connection or compliance with the Exchange Act, (iii) such as may be required under the HSR Act, and (iv) such filings or registrations which, if not made, and such authorizations, consents or approvals which, if not received, could not, individually or in the aggregate, reasonably expected to have Material Adverse Effect on RJR or on the ability of RJR to consummate the transactions contemplated hereby.
     4.03. Brokers and Finders. No Person other than Lehman Brothers Inc. has acted on behalf of RJR or any RJR Subsidiary in connection with any negotiations relative to this Agreement and the transactions contemplated hereby, and such negotiations have been carried on by such parties without the intervention of any other Person acting on behalf of either RJR or any RJR Subsidiary, in such a manner as to give rise to any valid claim for a brokerage commission, finder’s fee or any other like payment against RJR, any RJR Subsidiary or SFNTC.
     4.04. SubCo. (a) SubCo has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by SubCo and the consummation by SubCo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SubCo. This Agreement has been duly executed and delivered by SubCo and constitutes the legal, valid and binding obligation of SubCo, enforceable against SubCo in accordance with its terms except as may be limited by any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting the enforcement of creditors’ rights or the relief of debtors and that the remedy of specific performance and injunctive in other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     (b) SubCo was formed by RJR solely for the purpose of engaging in the transactions contemplated hereby. As of the date hereof and the Effective Time, except as contemplated hereby, the capital stock of SubCo is and will be owned 100% by RJR directly or indirectly.
     (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, SubCo has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any arrangements or arrangements with any Person.
     (d) RJR will take all action necessary to ensure that SubCo will not at any time prior to the Effective Time own any asset other than an amount of cash necessary to incorporate SubCo, to complete the Merger and to pay the expenses of the Merger attributable to SubCo if the Merger is consummated.
     4.05. Information Supplied. None of the information supplied or to be supplied by RJR for inclusion or incorporation by reference in the Proxy Statement will, at the time of its mailing to SFNTC shareholders, or at any time of its amending or supplementation, contain any untrue statement of a material fact or omit to state any material Act required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
     4.06. Financial Capability. RJR has sufficient financial resources to pay the Merger Consideration and to effect all other transactions provided for in or contemplated by this Agreement.
ARTICLE V
COVENANTS OF SFNTC
     Except, in the case of Sections 5.04, 5.08, 5.09, 5.10, 5.11, 5.12 and 5.19 only, as described in the corresponding section in the SFNTC Disclosure Letter, SFNTC covenants and agrees with RJR that, at all times prior to the Effective Time, SFNTC at its expense will comply with all covenants and provisions of this Article V, except to the extent RJR may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement. In each place where the covenants set froth in Sections 5.02, 5.04, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13 and 5.19 hereof provide that SFNTC will cause its Subsidiaries to take any action or refrain from taking any action, with regard to the GmbH, SFNTC will use its reasonable best efforts to cause the GmbH to take such action or refrain from taking such action, as the case may be.
     5.01. Approvals. SFNTC will, and will cause its Subsidiaries to, (i) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities and of third parties, required of SFNTC to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities as RJR or such authorities may reasonably request, and (iii) cooperate with RJR in obtaining, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities required of RJR to consummate the transactions contemplated hereby.
     5.02. Investigation by RJR. Subject to applicable antitrust laws, SFNTC will provide RJR its counsel, accountants and other representatives with reasonable access, upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, assets, properties, books and records of SFNTC, and its Subsidiaries and will furnish RJR and such other persons during such period with all such other information and data concerning the business, operations and affairs of SFNTC and its Subsidiaries or the transactions contemplated hereby as RJR or any of such other Persons reasonably may request.

     5.03. No Shop. (a) Except as otherwise provided for herein, from and after the date hereof until the Closing Date, SFNTC shall not, and it shall ensure that its Subsidiaries and their respective directors do not, and shall not permit or authorize the respective officers, directors, shareholders, employees, representatives, agents and other advisors (“Representatives”) of SFNTC and its Subsidiaries to, directly and indirectly:
(i)	solicit, initiate, or engage in discussions or negotiations with any Person, encourage submission of any inquiries, proposals, or offers by, or take any other action intended or designed to facilitate the efforts of any Person relating to a Competing Proposal (as hereinafter defined);

(ii)	provide confidential information with respect to SFNTC or any of its Subsidiaries, or afford any access to the properties, books, or records of the same, to any Person, other than RJR and its Representatives that senior management of SFNTC shall have reasonable grounds to believe, or does believe, that such Parson may wish to propose or pursue a Competing Proposal; or

(iii)	take any other action to facilitate any inquiries or the making of any proposal that senior management of SFNTC shall have reasonable grounds to believe, or shall believe constitutes or that could reasonably be expected to lead to a Competing Proposal provided, however, that prior to the SFNTC Shareholders Meeting, in response to an unsolicited bona fide written inquiry, offer or proposal relating to a Competing Proposal that in the good faith opinion of the Board of Directors of SFNTC, based on the advice of SFNTC’s financial advisor, would reasonably be expected to result in a Superior Proposal (as defined below), SFNTC may: (A) furnish such information or access with respect to SFNTC to the person making such inquiry, offer or proposal relating to a Competing Proposal pursuant to a customary confidentiality agreement with such person, or (B) participate in negotiations regarding such Competing Proposal, but in each case only if (x) the Board of Directors of SFNTC determines in good faith, in consultation with outside legal counsel that such action is necessary in order for such Board to act in a manner consistent with its fiduciary duties under applicable law, and (y) SFNTC complies with Section 5.03(c) with respect to such proposal. SFNTC will promptly provide to RJR any information regarding SFNTC provided to any Person making a Competing Proposal that was not previously provided to RJR.
Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of SFNTC or any of its Subsidiaries shall be deemed to be a breach of this paragraph by SFNTC provided that the receipt and acknowledgement of an inquiry, proposal or offer relating to a Competing Proposal shall not constitute such a breach so long as SFNTC complies with the provisions of Section 5.03(c).

For purposes of this Section 5.03, a “Competing Proposal” means a proposal received by SFNTC from a Person other than RJR for.
(A)	the possible acquisition of, or business combination with, SFNTC or any of its Subsidiaries (whether by way of merger, consolidation, take-over bid, tender offer, purchase of shares, purchase of assets, or otherwise);

(B)	the possible acquisition of any material portion of shares of capital stock or other equity interests or assets of SFNTC or any of its Subsidiaries; or

(C)	any tender offer or exchange offer or other secondary purchase that, if consummated, would result in any Person owning or acquiring any securities of SFNTC or any of its Subsidiaries;
whether directly or indirectly in one transaction or a series of related transactions.
     (b) Except as otherwise provided in this Section 5.03(b), neither the Board of Directors of SFNTC nor any committee thereof shall:
(i)	withdraw or modify, or propose to withdraw or modify, in a manner adverse to RJR or SubCo, the approval or recommendation by such Board of Directors or any such committee of the Merger or this Agreement;

(ii)	approve or recommend, or propose to approve or recommend, any Competing Proposal; or

(iii)	cause or permit SFNTC or any of its Subsidiaries to enter into any agreement, including an agreement in principle or letter of intent (any such agreement, a “Transaction Agreement”) to effect a Competing Proposal.
Notwithstanding the foregoing, if SFNTC has received an unsolicited Competing Proposal, which the Board of Directors of SFNTC has determined in good faith in consultation with its financial advisor is a Superior Proposal, after taking into account any proposed modification to this Agreement by RJR pursuant to (y) below, the Board of Directors of SFNTC may, prior to the SFNTC Shareholders Meeting and subject to the other terms of this Section 5.03 (A) withdraw or modify its recommendation of the Merger or this Agreement or (B) approve or recommend such Superior Proposal for approval by the holders of SFNTC Shares, but in each case only if: (x) the Board of Directors of SFNTC determines in good faith, in consultation with outside legal counsel that such action is necessary in order for the Board to act in a manner consistent with its fiduciary duties under applicable law, and (y) SFNTC shall have furnished RJR with written notice at least five (5) Business Days prior to the date any such actions are proposed to be taken specifying which actions are proposed to be taken and after taking into account modifications to this Agreement proposed by RJR during such five (5)

Business Day period, the Board of Directors of SFNTC shall have determined in good faith that such Competing Proposal still constitutes a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written Competing Proposal made by a third party (i) on terms which the Board of Directors of SFNTC determines, in good faith, based on the advice of its financial advisor and in light of all relevant circumstances (including, without limitation, (V) the apparent likelihood of such third party being able to obtain any financing that it may require to consummate the proposed. transaction, (W) the amount and nature of the consideration, (X) the potential post-closing liability of the holders of SFNTC Shares or financial risk to the holders of SFNTC Shares of realizing any deferred consideration, (Y) the effect of any delay that might be experienced in consummating the proposed transaction, and (Z) the likelihood of obtaining approval of the proposed transaction by the holders of SFNTC Shares) are financially superior to those provided for pursuant to this Agreement in the absence of any modifications hereto and (ii) that is reasonably likely to be consummated by the Person making such Competing Proposal.
     (c) SFNTC shall promptly, but in no event later than two Business Days following receipt, advise RJR orally and in writing of:
(i)	any written inquiry, offer or proposal which senior management of SFNTC has reasonable grounds to believe or shall believe may lead to or relate to a Competing Proposal or any oral inquiry, offer or proposal specifying consideration proposed to be paid pursuant to a Competing Proposal, including the material terms and conditions of any such inquiry, offer or proposal and the identity of the Person making any such inquiry, offer or proposal;

(ii)	any Competing Proposal, including the material terms and conditions of such Competing Proposal, and the identity of the Person making any such Competing Proposal;

(iii)	any written inquiry or proposal for material nonpublic information relating to SFNTC or any-of its Subsidiaries by any Person other than RJR and its Representatives which senior management of SFNTC shall have reasonable grounds to believe, or does believe, that such Person may wish to propose or pursue a Competing Proposal or any oral inquiry or proposal for material nonpublic information relating to SFNTC or any of its Subsidiaries by any Person specifying consideration proposed to be paid pursuant to a Competing Proposal; or

(iv)	any action which SFNTC proposes to take in accordance with clauses (A) or (B) of the proviso to Section 5.03(a), including, in each case, the material terms and conditions of such Competing Proposal, inquiry, offer or proposal and the identity of the Person making any such Competing Proposal or inquiry, offer or proposal or with respect to which such action is taken and whether or not

SFNTC believes any Competing Proposal so reported is or could result in a Superior Proposal.
SFNTC will keep RJR fully and timely informed of the status and details (including amendments or proposed amendments) of any such Competing Proposal, inquiry or offer or action and any restrictions relating thereto and will provide RJR with copies of any written communications between SFNTC and any such Person. SFNTC will and will cause its Subsidiaries and Representatives to cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Competing Proposal or request; provided, however, that if any such Persons submit a new Competing Proposal after the date hereof, SFNTC shall not be prohibited from engaging in discussions or otherwise negotiating with such Persons to the extent that such actions are otherwise permitted under this Section 5.03.
     5.04. Conduct of Business. SFNTC will, and will cause its Subsidiaries to, conduct their business only in the ordinary course and consistent with past practice and custom. Without limiting the generality of the foregoing:
     (a) SFNTC will, and will cause its Subsidiaries to, use all reasonable efforts to (i) preserve intact their present business organizations, reputations and customer relations, (ii) preserve their relationships with customers, suppliers, lesson and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired to any material extant at this Effective Time, (iii) keep available the services of their present officers, employees, agents, consultants and other similar representatives, (iv) maintain all of their qualifications and authorizations to do business in each jurisdiction in which each of them is so qualified or authorized, (v) maintain all of their assets and properties in good condition and repair, ordinary wear and tear excepted, and (vi) continue all current marketing activities relating to their businesses, operations or affairs.
     (b) SFNTC will cause the books and records of SFNTC and its Subsidiaries to be maintained in the usual manner and consistent with past practice and custom and will not permit a material change in any operational, financial reporting or accounting practice or policy of SFNTC or any of its Subsidiaries or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency or other reserve for financial reporting purposes or for other accounting purposes.
     (c) SFNTC will, and will cause its Subsidiaries to, (i) prepare properly and file duly, validly and timely all reports and all Tax Returns required to be filed with any governmental or regulatory authorities with respect to the businesses, operations or affairs of SFNTC and its Subsidiaries, as applicable, and (ii) pay fully when due all Taxes indicated by such Tax Returns or otherwise levied or assessed upon SFNTC and its Subsidiaries, as applicable or any of their assets and properties, and withhold or collect and pay to the proper Taxing authorities or hold in separate bank accounts for such payment all Taxes that SFNTC and its Subsidiaries is required to so withhold or collect and pay, unless such Taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in the books and records of SFNTC and its Subsidiaries and in accordance with generally accepted accounting principles consistently applied. SFNTC will not make, change or revoke any

Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any amount of Taxes or which is reasonably expected to increase the obligations of SFNTC or the Surviving Corporation to pay Taxes in the future.
     (d) SFNTC will use, and will cause its Subsidiaries to use, all reasonable effort to maintain in full force and effect until the Effective Time substantially the same levels of coverage as the insurance afforded under the contracts in force as of the date of this Agreement.
     (e) SFNTC will, and will cause its Subsidiaries to comply, in all material respects, with all legal requirements applicable to their business, operations or affairs, as applicable.
     (f) Except in the ordinary course of business consistent with past practice and custom, SFNTC will not, and will not permit its Subsidiaries to, without the prior written consent of RJR, (i) enter into any Material Contracts; (ii) amend, cancel, modify, alter or otherwise change the terms of any of their leases or other material agreements, arrangements, commitments, or other right or obligations to which it may be emitted or subject or (iii) waive or relinquish any of their material rights, claims or authority, or give any material consents to action or inaction, under any of the agreements, arrangements, commitments, leases or other bases of their rights or obligations.
     (g) SFNTC will not, and will not permit its Subsidiaries to, create or establish any Employee Plans, policies or programs or enter into any contracts, agreements or arrangements relating to employment, severance, change of control, unemployment compensation, golden parachute or otherwise without the prior written consent of RJR, unless required by law.
     (h) Without the prior written consent of RJR, SFNTC will not, and will not permit its subsidiaries to, (i) increase the salary of any person except for increases to non-executive officer employees in the ordinary course of business consistent with past practice, not to exceed 5% for any particular employee, or increase or establish other monetary compensation of any person, including without limitation any bonus compensation or (ii) hire or terminate the employment of any executive officer or other employee who has or would have annual compensation of more than $60,000.
     (i) Notwithstanding anything herein to the contrary, without the prior written consent of RJR or except as otherwise required hereby or to preserve a lease that is otherwise terminable by the lessor upon consummation of the transactions contemplated hereby, SFNTC will not, and will not permit its Subsidiaries to, (A) enter into any real property lease or, directly or indirectly, terminate, modify, assign, release, relinquish or waive any material tight of SFNTC or its Subsidiaries under any existing real property lease or increase its obligations under real property leases, (B) acquire capital assets or enter into capital leases or other agreements establishing long-term commitments; (C) incur, guarantee, assume, or modify any indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction or otherwise) that would be required to be reflected as indebtedness on a consolidated balance sheet of SFNTC prepared in accordance with GAAP, other than borrowings in the ordinary course of business under existing credit facilities of SFNTC or any of its Subsidiaries, and not permit such indebtedness to exceed $7 million; or (D) authorize, recommend propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.05. No Charter Amendments. SFNTC will not amend or propose to amend its Restated Articles of Incorporation or its Restated By-laws or other charter or organizational documents or take any action with respect to any such amendment SFNTC will not permit its Subsidiaries to amend or propose to amend their respective Articles of Incorporation. By-laws, or other charter or organization documents or take any action with respect to such amendment SFNTC will not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.06. No Issuance or Disposition of Securities. SFNTC will not, and will not permit its Subsidiaries to, (i) authorize or issue any shares of such Person’s capital stock or other equity securities or enter into any contract granting any option, warrant or right calling for the authorization or issuance of any such shares or other equity securities, (ii) create or issue any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, (iii) create or issue any options, warrants or rights to purchase any such convertible securities, (iv) pledge, assign, transfer or otherwise dispose of or encumber any shares of, or any options, warrants or rights to purchase any shares of, any equity securities of such Person, or (v) split, combine or reclassify any equity securities of such Person. SFNTC will not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.07. No Dividends. Except as set forth in Section 5.07 of the SFNTC Disclosure Letter, SFNTC will not, and will not permit its Subsidiaries to take any action or make any payment that would constitute a Restricted Payment, including without limitation, declare, set aside or pay any dividend or other distribution in respect of such Person’s capital stock or other equity securities, or directly or indirectly redeem, purchase or otherwise acquire any shares of such Person’s capital-stock or other equity securities, or any interest in or right to acquire any such shares or other equity securities. SFNTC will not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.08. No Disposal of Property. Except as expressly provided in this Agreement, SFNTC will not, and will not permit its Subsidiaries to, (i) dispose of or assign any of its assets or properties or permit any of such Person’s assets and properties to be subjected to any Liens, easements, rights-of-way or other encumbrances except to the extent any such disposition or any such Lien, easement, right-of-way or other encumbrance is made or incurred in the ordinary course of the business consistent with past practice and custom and is not material to the business, operations or assets of such Person, or (ii) sell any material part of such Person’s operations or business to any third party. SFNTC will not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.09. No Acquisitions. SFNTC will not, and will not permit its Subsidiaries to, (i) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other person, (ii) acquire any of the assets, capital stock or other equity securities of any other Person for a purchase price in excess of $100,000, or any business division of any other Person or (iii) otherwise acquire control or ownership of any other Person. SFNTC will not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.10. No Cancellation of Indebtedness. Except in the ordinary course of business consistent with past practice and custom, SFNTC will not, and will not permit its Subsidiaries to, cancel, pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, any debt, obligation or other liability, or waive, cancel or compromise any right to receive any direct or indirect payment or other benefit under any debt, obligation or other liability owing to such Person. SFNTC will not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.11. Payment of Liabilities. SFNTC will not, and will not permit its Subsidiaries to, delay of postpone beyond normal past practice and custom the payment of any material account payable or other debt, obligation or other liability. SFNTC will not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.12. Employee Plans. SFNTC will not, and will cause each of its Subsidiaries and ERISA Affiliates to not do any of the following:
     (a) Except as may be required to satisfy contractual obligations or SFNTC Employee Plan obligations existing as of the date hereof and the requirements of applicable law or with the approval of RJR: (i) amend or increase or accelerate the payment or the vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any SFNTC Employee Plan where such amendment, increase or acceleration would increase SFNTC’s or any of its Subsidiaries’, or any of their ERISA Affiliates’ annual or aggregate liability or funding obligations in connection with such SFNTC Employee Plan by more than five percent (5%), (ii) terminate or merge any SFNTC Employee Plan(s), (iii) transfer assets from any SFNTC Employee Plan, (iv) extend membership, benefits or coverage under any SFNTC Employee Plan to any employee who is not currently eligible to receive such membership, benefits or coverage, or (v) incorporate any “change in control” provision into any SFNTC Employee Plan, or modify any “change in control” provision presently contained in any SFNTC Employee Plan;
     (b) withdraw, permit or consent to the removal of any assets of any of the SFNTC Employee Plans other than for the purpose of paying benefits and payment of expenses, each in the ordinary count of business, consistent with past practice and under the terms of such plan.

SFNTC will not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.13. Settlement of Litigation. SFNTC will not, and will not permit its Subsidiaries to, compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment in the ordinary course of business consistent with past practice and involving a payment by SFNTC or one of its Subsidiaries not in excess of $100,000 in the aggregate following prior notice to and consultation with RJR in a manner consistent with any applicable antitrust laws. SFNTC will not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.14. Shareholders Meeting. SFNTC will as soon as practicable following the date of this Agreement, establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice o£ convene and hold a meeting of all of the holders of SFNTC Common Stock (the “SFNTC Shareholders Meeting”) entitled to vote for the purpose of voting upon and approving the Merger Agreement within twenty-five (25) days of mailing the Proxy Statement to the SFNTC shareholders. SFNTC will, through its Board of Directors, recommend to its shareholders approval of such matters and shall not withdraw such recommendation. SFNTC will use its reasonable best efforts to solicit from its shareholders proxies in favor of the Merger and will take all other action necessary or, in the reasonable opinion of RJR, advisable to secure the SFNTC Shareholder Approval.
     5.15. Notice and Cure. SFNTC will notify RJR promptly in writing of, and will provide RJR with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure before the Effective Time, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of SFNTC under this Agreement to be breached, or that renders or will render untrue any representation or warranty of SFNTC contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. SFNTC also will use all reasonable efforts to cure, at the earliest practicable date and before the Effective Time, any violation or breach of any representation, warranty, covenant or agreement made by SFNTC in this Agreement, whether occurring or arising before or after the date of this Agreement.
     5.16. Cooperation of Management Pending Merger. Subject to applicable antitrust laws, SFNTC covenants and agrees that between the date hereof and the Effective Time. SFNTC’s management will cooperate with RJR in all reasonable requests and endeavor to help persons designated by RJR to become familiar with SFNTC’s business, its operations, properties, business prospects, needs, employees and any other matters pertaining to SFNTC’s business and operations and to begin implementation of the transitional plan to be developed by RJR and SFNTC.

     5.17. Furnish Information for RJR Statements. SFNTC will furnish RJR all the information concerning SFNTC required for inclusion in any statement or application made by RJR to any governmental body in connection with the transactions contemplated in this Agreement. SFNTC will promptly notify RJR in writing upon the occurrence of any material event which warrants the preparation and filing of any amendment of or supplement to any such application or statement.
     5.18. Proxy Statement. SFNTC shall promptly prepare the Proxy Statement and will mail the Proxy Statement to SFNTC shareholders as promptly as practicable but in no event later than twenty (20) calendar days after the date hereof. SFNTC shall provide RJR and its Representatives with sufficient opportunity to review and comment on the form and substance of the Proxy Statement (including any amendments or supplements thereto) prior to mailing such Proxy Statement to the SFNTC shareholders. SFNTC will use all reasonable efforts to incorporate RJR’s reasonable comments into the Proxy Statement (including any amendments or supplements thereto) and will deliver a copy of the Proxy Statement (including any amendments or supplements thereto) to RJR simultaneously with mailing such Proxy Statement to the SFNTC shareholders. Subject to Section 5.03 of this Agreement, SFNTC will cause the Proxy Statement to contain the unqualified recommendation of the Board of Directors of SFNTC that its shareholders vote in favor of the Agreement.
     5.19. Intercompany Obligations. Except as set forth in Section 5.19 of the SFNTC Disclosure Letter, SFNTC will cause all accounts between SFNTC or any of its Subsidiaries and any shareholder of SFNTC or any of their respective Affiliates or family members to be paid in full as of the Closing. SFNTC will take, and will cause each of its Subsidiaries to take, all actions necessary to terminate all Intercompany Contracts, including without limitation all contracts, agreements, arrangements or understandings described or required to be described in Section 3.15 of the SFNTC Disclosure Letter, effective as of immediately prior to the Closing.
     5.20. RSM Licenses. SFNTC will use its reasonable best efforts to have replacement licenses issued to a Subsidiary of SFNTC with respect to the retail direct, consumer direct and wholesale licenses in Texas and consume direct licenses in Michigan and Mississippi currently held by RSM (collectively, the “RSM Licenses”), provided, however, that to the extent that SFNTC is unable to have replacement licenses issued to one of its entities prior to the Closing, SFNTC will cause RSM to continue its sales for the benefit of SFNTC or take such other steps as are reasonably necessary to secure the benefit of the RSM Licenses and sales of tobacco products by RSM, SFNTC or a Subsidiary of SFNTC for SFNTC.
     5.21. Employment Agreement Amendments. SFNTC will use its reasonable best efforts to procure the agreement of Stanley I. Betzer, Jr. and Douglas Rather to amend the terms of their employment agreements with SFNTC (the “Employment Agreements”) to (i) amend the termination provisions of such agreements to provide for severance benefits of not more than six months of their then-current base salary in the event of a termination by SFNTC “not for cause” and (ii) eliminate their rights to receive payments in the event of termination by SFNTC following a change in control of SFNTC. Following such amendment neither Mr. Rather nor Mr. Betzer shall be entitled to receive any additional compensation or payments in the event of a termination following a change in control of SFNTC, except as expressly set forth herein. No other provisions of the Employment Agreements will be amended without the prior written consent of RJR which consent may be withheld in the sole discretion of RJR All other provisions of the Employment Agreements will remain in full force and effect.
     5.22. Stock Appreciation Rights Plan. The Board of Directors of SFNTC will amend the stock appreciation rights plan of SFNTC dated as of January I, 1996, as amended, to (a) require the mandatory redemption of all outstanding share equivalents and (b) terminate such plan effective as of the Effective Time, and SFNTC will effect such redemption prior to the Closing.
ARTICLE VI
COVENANTS OF RJR
     RJR covenants and agrees with SFNTC that, at all tines prior to the Effective Time, RJR at its expense will comply with all covenants and provisions of this Article VI, except to the extent SFNTC may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.
     6.01. Approvals. RJR will (i) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities and of third parties, required of RJR to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities as SFNTC or such authorities may reasonably request, and (iii) cooperate with SFNTC in obtaining, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required of SFNTC to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, RJR shall not be required to sell or otherwise dispose of or hold separate or otherwise divest itself of, or agree to any restrictions with respect to, all or any portion of its or SFNTC’s assets or businesses or any portion of the assets or businesses of any of its or SFNTC’s Subsidiaries.
     6.02. Notice and Cure. RJR will notify SFNTC promptly in writing of, and will provide SFNTC with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure prior to the Effective Time, any event transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of RJR under this Agreement to be breached, or that renders or will render untrue any representation or warranty of RJR contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. RJR also will use all reasonable efforts to cure, at the earliest practicable date and before the Effective Time, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.
     6.03. Cooperation of Management Pending Merger. Subject to applicable antitrust laws, RJR covenants and agrees that between the date hereof and the Effective Time, RJR’s management will cooperate with SFNTC in all reasonable requests and endeavor to help persons designated by SFNTC and RJR to become reasonably familiar with RJR’s business, its operations, properties, business prospects, needs, employees and any other matters pertaining to RJR’s business and operations and to begin implementation of the transitional plan to be developed by RJR and SFNTC.
     6.04. Furnish Information for SFNTC Statements. RJR will furnish SFNTC all the information concerning RJR that is required by applicable law to be included (a) in the SFNTC Proxy Statement to be prepared and delivered to the SFNTC shareholders in connection with the SFNTC Shareholders Meeting, provided, however, that RJR will not be required to furnish to SFNTC for inclusion in the Proxy Statement, any material information concerning RJR or its Subsidiaries that has not been publicly disclosed by it prior to the date that the Proxy Statement is first mailed to SFNTC shareholders, and (b) in any statement or application made by SFNTC to any Governmental Entity in connection with the transactions contemplated in this Agreement.
     6.05. Employee Bonuses. SFNTC has historically paid year-end bonuses to its non-officer employees and intends to pay such bonuses for calendar year 2001. A total of $300,000 has been reserved for this purpose and will be reflected on the Final Closing Date Balance Sheet pursuant to Exhibit A hereto. RJR covenants and agrees that if SFNTC is unable for any reason to determine the persons and amounts of the bonuses to be paid for 2001 and to pay the same prior to Closing, RJR will cause SFNTC to pay such bonuses to the employees of SFNTC named and in the amounts set forth in written instructions to be provided to RJR in writing by Robin Sommers subsequent to the Closing; provided that the aggregate amount thereof shall not exceed $300,000. Such payments shall be made promptly after receipt by RJR of the instructions from Mr. Sommers.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF RJR, SUBCO AND SFNTC
Notwithstanding any other provision of this Agreement, the obligation of each of RJR, SubCo and SFNTC to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Effective Time, of each of the following conditions precedent any one of which may be waived by such entity:
     7.01. HSR Approval. The waiting period under the HSR Act related to the Merger Agreement shall have expired or been terminated.
     7.02. Shareholder Approval. At or prior to the Effective Time, SFNTC Shareholder Approval shall have been obtained at a duly convened meeting of SFNTC Shareholders or any postponement or adjournment thereof.
     7.03. Restraints. No provision of any applicable law or regulation and no judgment, temporary restraining order, preliminary or permanent injunction, order, decree or other legal restraint or prohibition shall prohibit the consummation of the Merger.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF RJR AND SUBCO
Notwithstanding any other provision of this Agreement, the obligation of RJR and SubCo to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Effective Time, of each of the following conditions precedent, any one of which may be waived by RJR (without the joinder of SubCo):
     8.01. Accuracy of Representations and Warranties. The representations and warranties of SFNTC set forth in Article III shall be true and correct in all material respects (or, if any such representation is expressly qualified by “materiality,” “Material Adverse Effect” or words of similar import, then in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though such representations and warranties had been made at and as of the Effective Time except for such changes with respect thereto which are contemplated by this Agreement and except for such representations and warranties made expressly as of a specified date, which shall be true and correct in all material respects as of such date.
     8.02. Performance of Covenants, Agreements and Conditions. SFNTC shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Effective Time.
     8.03. Officers’ Certificate, Etc. RJR and SubCo shall have received (i) a certificate, dated the date of the Effective Time and signed by the President of SFNTC, to the effect set forth in Sections 8.01, 8.02 and 8.06 and (ii) such other certificates, instruments and documents as shall be reasonably requested by RJR for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.
     8.04. Voting Agreement. The Voting Agreement entered into among RJR and certain shareholders of SFNTC contemporaneously with this Agreement shall remain in full force and effect and no shareholder of SFNTC shall be in material default thereunder.
     8.05. Opinion of SFNTC Counsel. RJR shall have received an opinion, dated the date of the Effective Time, of Conner & Winters, P.C., counsel for SFNTC, in form and substance set forth in Exhibit B hereto. In rendering the above opinions, such counsel may rely on such local or other counsel to which RJR has reasonably agreed with respect to matters particularly within the expertise of such counsel and/or not normally opined on by outside counsel.
     8.06. No Material Adverse Change. Since the date of this Agreement, there shall have been no event or occurrence which has had or reasonably could be expected to have a Material Adverse Effect on the business, properties, financial condition or results of operations of SFNTC or on the ability of SFNTC to consummate the transactions contemplated hereby.

     8.07. Certain Actions, etc. That shall not have been instituted and be continuing or threatened against RJR, SubCo or SFNTC, or any of their respective directors or officers, any action, suit or proceeding by or before any Governmental Entity that would (i) restrain. prohibit or invalidate, or result in the payment of substantial damages in respect of, the Merger or any other transaction contemplated by this Agreement, (ii) impose or confirm material limitations on the ability of RJR effectively to exercise full rights of ownership of the shares of capital stock of SFNTC, or (iii) prohibit RJR’s ownership or operation of all or a material portion of SFNTC’s business, properties or assets, or compel RJR to dispose of or hold separate or restrict the use of all or a material portion of RJR’s or SFNTC’s business, properties or assets.
     8.08. Debt Repayment. SFNTC and its Subsidiaries shall have repaid all outstanding indebtedness listed on Schedule 8.08, shall have obtained the release of all Liens in respect thereof and terminated the agreement as specified on Schedule 8.08.
     8.09. Dissenting Shareholders. Holders of not more than ten percent (10%) of the outstanding shares of SFNTC Common Stock shall have exorcised, perfected and not withdrawn their dissenters’ rights in accordance with Section 53-15-3 and 53-15-4 of the BCANM.
     8.10. Consents and Approvals. All approvals of and consents by the Persons listed in Schedule 8.10 shall have been obtained and reasonably satisfactory evidence thereof shall have been received.
     8.11. Material Adverse Effect Due to Fire. Since September 1, 2001, there shall have been no event or occurrence relating to, arising out of or resulting from the fire at a warehouse in the Netherlands at which GmbH stores tobacco products which has had or reasonably could be expected to have a Material Adverse Effect on SFNTC.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF SFNTC
     Notwithstanding any other provision of this Agreement, the obligations of SFNTC to consummate the transactions contemplated hereunder shall be subject to the fulfillment, prior to or at the Effective Time, of each of the following conditions precedent, any one of which may be waived by SFNTC.
     9.01. Accuracy of Representations and Warranties. The representations and warranties of RJR and SubCo set forth in Article IV shall be true and correct in all material respects (or, if any such representation is expressly qualified by “Materiality,” “Material Adverse Effect” or words of similar import, in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though such representations and warranties had been made at and as of the Effective Time except for such changes with respect thereto which are contemplated by this Agreement and except for such representations and warranties made expressly as of a specified date, which shall be true and correct in all material respects as of such date.

     9.02. Performance of Covenants, Agreements and Conditions. RJR and SubCo shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by them, at or prior to the Effective Time.
     9.03. Officers’ Certificates, Etc. SFNTC shall have received (i) certificates, dated the date of the Effective Time and signed by the President or any Vice President of RJR and the President of SubCo, to the effect set forth in Sections 9.01 and 9.02, insofar as such Sections relate to RJR and SubCo and (ii) such other certificates, instruments and documents as shall be reasonably requested by SFNTC for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.
     9.04. Opinion of Counsel for RJR. SFNTC shall have received an opinion, dated the date of the Effective Time, from each of the General Counsel of RJR, Jones, Day, Reavis & Pogue and Stratton & Cavin, P.A., each counsel for RJR, in form and substance set forth in Exhibit B. In rendering the above opinions, such counsel may rely upon such local or other counsel to which SFNTC has reasonably agreed with respect to matters particularly within the expertise of such counsel and/or not normally opined on by outside counsel.
ARTICLE X
TERMINATION, AMENDMENTS AND WAIVER
     10.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of SFNTC:
     (a) by mutual written consent of RJR and SFNTC; or
     (b) by either RJR or SFNTC if the Merger shall not have been consummated on or before June 30, 2002 (other than due to the failure of the party seeking to terminate this Agreement to perform in all material respects its obligations under this Agreement required to be performed at or prior to the Effective Time); or
     (c) by either RJR or SFNTC if there shall be any law or regulation that makes the consummation of the Merger illegal or otherwise prohibited or any order, decree, ruling, injunction or other action of any Governmental Entity restraining, enjoining or otherwise preventing the consummation of the Merger is entered and such order, decree, ruling, injunction or other action shall have become final and nonappealable; or
     (d) by either RJR or SFNTC, if SFNTC Shareholder Approval shall not have’ been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment or postponement thereof, or
     (e) by RJR if:
(i)	the Board of Directors of SFNTC, or any committee thereof, withdraws or modifies in a manner adverse to RJR or SubCo its approval or recommendation of this Agreement or the Merger or approves or recommends a Competing Proposal or resolves to do any of the foregoing; or

(ii)	SFNTC or any of its officers, directors, employees, representatives, shareholders or agents shall have taken any of the actions that are proscribed by Section 5.03 or shall have failed to act in accordance with Section 5.03.
     (f) by RJR, if SFNTC has materially breached its representations and warranties (or, if any such representation is expressly qualified by “Materiality,” “Material Adverse Effect” or words of similar import, in any respect) in, or failed to perform in any material respect any of its obligations required to be performed by it under, this Agreement and , such failure continues for more than fifteen (15) days (or, in the case of a breach of Section 5.03 two Business Days) after notice, unless failure to so perform has been caused by or results solely from a material breach of this Agreement by RJR; or
     (g) by SFNTC, if RJR has materially breached its representations and warranties (or, if any such representation is expressly qualified by “Materiality,” “Material Adverse Effect” or words of similar import, in any respect) in, or failed to perform in any material respect any of its obligations required to be performed by it under, this Agreement and such failure continues for more than fifteen (15) days after notice, unless failure to so perform has been caused by or results solely from a material breach of this Agreement by SFNTC.
     (h) by RJR, if SFNTC or any of its officers, directors, employees, representatives or agents shall take any of the actions that would be proscribed by Section 5.03(a) but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the paragraph immediately following Section 5.03(a)(iii) and not later than thirty (30) days after the earlier of (i) the date on which SFNTC first takes any such actions and (ii) the date on which notice thereof was provided to RJR, SFNTC shall not have provided written notice to RJR that it has determined not to proceed with such Competing Proposal and has terminated all access to confidential information and any discussions or negotiations with such Person concerning a Competing Proposal.
     10.02. Effect of Termination. If either RJR or SFNTC terminates this Agreement as provided in the foregoing Section, this Agreement will forthwith become void, and there will be no liability or obligation on the part of RJR, SubCo or SFNTC or their officers or directors except as set forth in Sections 12.02 (relating to expenses and fees), Section 11.05 (relating to the Termination Fee), 3.13 and 4.03 (relating to brokers or finders), and 11.01 (relating to confidentiality), and except to the extent that such termination results from fraud or the willful breach by a party of any of its representations, warranties or agreements in this Agreement.
     10.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of SFNTC, by action taken (in the case of SFNTC or RJR) by their respective Boards of Directors, provided, however, that after receipt of the SFNTC Shareholder Approval, no such amendment or any waiver contemplated by Section 10.04 shall reduce the amount or change the kind of consideration to be received for

SFNTC Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     10.04. Waiver. Any term or provision of this Agreement may be waived in writing at any time by RJR, if it is entitled to the benefits thereof, or by SFNTC, if it is entitled to the benefits thereof
ARTICLE XI
OTHER AGREEMENTS; SURVIVAL
OF REPRESENTATIONS AND WARRANTIES
     11.01. Confidentiality. The parties agree that the commitments, covenants, terms and obligations under that certain Confidentiality Agreement dated as of October 25, 2001 shall continue in full force and effect.
     11.02. Public Announcement. RJR and SFNTC will consult with each other before issuing any press release or malting any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any press release or make any such public statement prior to such consultation.
     11.03. Certain Indemnification. (a) RJR agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of any currant or former employees, directors or officers of SFNTC and its Subsidiaries as provided in their respective Restated Articles of Incorporation, as amended, or Restated By-laws (or comparable organizational documents) and any other indemnification agreements of SFNTC as in effect on the date of this Agreement and disclosed in Section 11.03 of the SFNTC Disclosure Letter shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time with respect to any such act or omission; provided that in the event any claim or claims are asserted or made prior to the expiration of any such six (6) year period, all rights to indemnification in respect of any such claim shall continue until final disposition of such claim.
     (b) RJR agrees that from and after the Effective Time, it shall cause the Surviving Corporation to maintain for a period of not less than six (6) years from the Effective Time policies of director and officer liability insurance covering acts and omissions occurring prior to the Effective Time and covering each person covered by the policies maintained by SFNTC as of the date hereof on terms with respect to such coverage and amounts no less favorable than those of the policies in effect on the date hereof by SFNTC; provided that in no event will the Surviving Corporation be required to pay aggregate premium for insurance under this Section 11.03 in excess of 200% of the amount of the aggregate premiums paid by SFNTC and its Subsidiaries for the 2001 fiscal year. Any substitution in insurance coverage shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.
     (c) In the event the Surviving Corporation merges or is acquired in a transaction in which it is not the surviving corporation, or if the Surviving Corporation sells substantially all of its assets, RJR will (i) use its reasonable efforts to cause proper provision to be made in such transaction so that the Surviving Corporation’s successor or acquiror will assume the obligations at forth in Section 11.03(a) above or (ii) guarantee the Surviving Corporation’s obligations thereunder. The parties agree that SFNTC’s current and former directors, officers and employees and the current and former directors, officers and employees of SFNTC’s Subsidiaries are the third party beneficiaries of, and entitled to enforce, the provisions of this Section 11.03.
     (d) The provisions of this Section 11.03 intended to be for the benefit of, and shall be enforceable by, each person who is or has been a director, officer, employee or agent of SFNTC or a Subsidiary of SFNTC, and such director’s or officer’s heirs and personal representatives and shall be binding on all successors and assigns of RJR.
     11.04. Additional Agreements. Subject to this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate approval of shareholders of SFNTC required so to approve.
     11.05. Termination Fee. If:
     (a) the SFNTC Shareholder Approval is not obtained and either (i) the SFNTC Board of Directors does not recommend approval of this Agreement to SFNTC shareholders or at any time prior to the SFNTC Shareholder Meeting changes its recommendation for approval or (ii) any Competing Proposal has been approved by the SFNTC Board of Directors, made public or otherwise made known to SFNTC shareholders or a solicitation of proxies for voting against approval of the Merger Agreement or to remove any of the existing members of the Board of Directors of SFNTC has been commenced by any third party;
     (b) RJR terminates this Agreement pursuant to Section I0.01(e) or 10.01(h); or
     (c) RJR or SFNTC terminates this Agreement pursuant to Section 10.01(b) or 10.01(c) or RJR terminates this Agreement pursuant to Section 10.01(f) and, in any such case, at the time notice of such termination is given, a Competing Proposal shall have been approved by the SFNTC Board of Directors, made public or otherwise made known to SFNTC shareholders or a solicitation of proxies for voting against approval of the Merger Agreement or to remove a majority of the existing members of the Board of Directors of SFNTC has been commenced by any third party;
then SFNTC will pay to RJR (by wire transfer of immediately available fiords) a fee in an amount equal to the greatest of (i) $13,600,000, (ii) 4% of the full value of the consideration paid or payable pursuant to an Alternative Transaction, and (iii) 25% of the amount by which the full value of the consideration paid or payable pursuant to an Alternative Transaction exceeds $340,000,000 (the “Termination Fee”) not later than the earlier of the date of termination of this

Agreement or, in the case of clause (a), ten days after the SFNTC Shareholders Meeting. Nothing herein, including the payment of the Termination Fee in the circumstances contemplated in this Section, shall in any way derogate from the obligations of SFNTC pursuant to Section 5.03 hereof. SFNTC may not consummate any transaction pursuant to, or in furtherance of, any Transaction Agreement to effect a Competing Proposal prior to the payment of the Termination Fee to RJR
For purposes of this Agreement, an “Alternative Transaction” means any of the following:
(i)	the acquisition of or business combination with, SFNTC or any of its Material Subsidiaries (whether byway of merger, consolidation, takeover bid, tender offer, purchase of shares, purchase of assets, or otherwise);

(ii)	the acquisition of any material potion of the shares of capital stock or other equity interests or assets of SFNTC or of any Material Subsidiary; or

(iii)	any tender offer or exchange offer or other secondary purchase that, if consummated, would result in any Person owning or acquiring any securities of SFNTC;
whether directly or indirectly in one transaction or a series of related transactions.
For purposes of this Section 11.05, a “Material Subsidiary” means a Subsidiary of SFNTC that is material to the business of SFNTC and its Subsidiaries, taken as a whole.
     11.06. Available Remedies. Each party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Closing pursuant to Section 2.01. It is understood and agreed that injury and damages incurred by any non-breaching and non-defaulting party due to the breach or default of the other party would be irreparable and not adequately compensable by monetary damages. Consequently, the non-breaching and non-defaulting party will not have an adequate remedy at law for any failure by a breaching or defaulting party to perform its obligations hereunder to consummate the Merger. It is also understood and agreed that in pursuing any equitable remedies for such a breach, the non-breaching and non-defaulting party seeking specific performance shall be entitled to prevail upon proving its case using a standard of proof which is no greater or more onerous on the petitioning party than a preponderance of the evidence, notwithstanding any greater standard of proof that might otherwise be applicable by virtue of Section 12.08 or the laws of any state which might otherwise be applicable.
     11.07. Survival of Representations, Warranties and Covenants. (a) Each of the representations and warranties contained in Articles III and IV will survive the Closing and remain in full force and effect until the second anniversary of the Closing, except that the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.07, 3.09, 3.10 and 4.02 will survive until the expiration of applicable statutes of limitation. Any claim for indemnification with respect to any of such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim and the facts and Indemnifiable Loss relating thereto within such specified periods of survival may not be pursued and is hereby irrevocably waived.
     (b) All covenants contained in Articles I, II; XI and XII of this Agreement will survive the Closing and remain in effect indefinitely unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control) and all covenants contained in Articles V and VI will survive the Closing for a period of eighteen (18) months.
     11.08. Certain Definitions. For purposes of this Agreement, (i) “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) “Indemnitee” means any SFNTC Indemnified Party or RJR Indemnified Party, “Indemnifying Party” means any Person required to provide indemnification under this Agreement and, in the case of indemnification of RJR Indemnified Parties, means Messrs. Robin Sommers and S. Leigh Park in their capacities as Shareholders’ Representatives and parties to the Escrow Agreement, provided, however that all claims by RJR Indemnified Parties for indemnification hereunder will be satisfied solely out of the Escrow Amount, and the Shareholders’ Representative will have no liability therefor except as specifically provided in the Escrow Agreement, (iv) “Indemnifiable Losses” means any and all claims, demands, actions, suits or proceedings (by any Person, including without limitation any Governmental Entity), settlements and compromises relating thereto and reasonable attorneys’ fees and expenses in connection therewith, losses, liabilities, damages (including any actual lost profits resulting directly from such claim), costs and expenses (for avoidance of doubt, Indemnifiable Losses incurred by the GmbH and not directly by SFNTC shall be deemed Indemnifiable Losses for purposes of this Article XI only to the extent of SFNTC’s ownership interest in the GmbH as of the Effective Date) , and (v) “Third Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.
     11.09. Indemnification. (a) Subject to Sections 11.06, 11.10 and 11.11, the Shareholders’ Representatives in their capacity as Indemnifying Parties will indemnify, defend and hold harmless RJR, SubCo and their Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) (collectively, the “RJR Indemnified Parties”) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:
(i)	Any breach by SFNTC of any of its respective representations or warranties contained in this Agreement, provided, however, that for purposes of this Section 11.09(a)(i) all qualifications as to materiality and Material Adverse Effect shall be disregarded and; provided further, any claim for Indemnifiable Losses relating to any such alleged breach is asserted prior to the expiration of such representation and warranty hereunder; and
(ii)	Any breach by SFNTC of any covenant of SFNTC in this Agreement that survives the Closing.
     (b) Subject to Sections 11.06, 11.10 and 11.11, RJR will indemnify, defend and hold harmless SFNTC and its respective Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) (collectively, the “SFNTC Indemnified Parties”) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:
(i)	Any breach by RJR of any of the representations or warranties of RJR contained in this Agreement, provided, however, that for purposes of this Section 11.09(b)(i), all qualifications as to materiality and Material Adverse Effect shall be disregarded and; provided further, any claim for Indemnifiable Losses relating to any such alleged breach is asserted prior to the expiration of such representation and warranty hereunder, and

(ii)	Any breach by RJR of any covenant of RJR in this Agreement that survives the Closing.
     11.10. Limitation on Liability. (a) Notwithstanding any other provision in this Agreement or of any applicable Law, if the Closing occurs:
(i)	no Indemnitee will be entitled to make a claim against an Indemnifying Party under Section 11.09(a)(i) or Section 11.09(b)(i) in respect of any individual event or occurrence giving rise to any Indemnifiable Loss unless and until the aggregate amount of Indemnifiable Losses incurred by the Indemnitee in respect of any such individual event or occurrence exceeds $250,000 in which event (subject to the remainder of this Section 11.10) such Indemnitee may assert its right to indemnification hereunder to the full extent of its Indemnifiable Losses in respect thereof; and

(ii)	no Indemnitee will be entitled to make a claim against an Indemnifying Party under Section 11.09(a)(i) or Section 11.09(b)(i) unless and until the aggregate amount of claims which may be asserted for Indemnifiable Losses under Section 11.09(a)(i) or Section 11.09(b)(i), as the case may be, (but subject to Section 11.10(d) in all events), exceeds $3,000,000, in which event (subject to Section 11.10(d)) such Indemnitee will be entitled to indemnification hereunder for those Indemnifiable Losses which exceed such $3,000,000 threshold.
     (b) Notwithstanding any other provision of this Agreement, if the Closing occurs, (i) the indemnification in favor of RJR Indemnified Parties under Section 11.09(a) and in favor of SFNTC Indemnified Parties under Section 11.09(b) will not exceed the Escrow Amount and the Escrow Amount shall be the sole recourse for payment of indemnification claims in favor of RJR Indemnified Parties and (ii) Indemnifiable Losses attributable to any matter relating to, resulting from or arising out of the business or operations of GmbH are subject to the threshold requirements of Section 11.10(a)(i) and (ii), but the aggregate amount thereof will not exceed $3,000,000.
     (c) None of the limitations set forth above in this Section 11.10 will apply to any Indemnifiable Losses incurred by (i) a RJR Indemnified Party which relate, directly or indirectly, to (A) any fraudulent acts committed by any SFNTC Indemnified Party and (B) the obligations of SFNTC set forth in Section 12.02 to pay certain expenses or (ii) a SFNTC Indemnified Party which relate, directly or indirectly, to (A) any fraudulent acts committed by any RJR Indemnified Party and (B) the obligations of RJR set forth in Section 12.02 to pay certain expenses and under Article II to pay the Merger Consideration.
     11.11. Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.
     (b) If, within twenty (20) calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 11.09(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 11.09(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.
     (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.
     (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 11.09(a), (b) or (c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.
     (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement, reduction in taxes or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any thud Person in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third Person on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee’s rights against such third Person. Without limiting the generality or effect of any other provision hereof each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.
ARTICLE XII
MISCELLANEOUS
     12.01. Closing. Subject to the terms and conditions hereof the closing of the transactions contemplated hereby shall take place at the offices of SFNTC, 1368 Cerrillos

Road, Santa Fe, New Mexico 87505 at 10:00 am., Mountain Time, on the latest to occur of (i) the Business Day after SFNTC Shareholder Approval has been obtained, (ii) January 10, 2002 or the date on which all conditions precedent to the obligations of SFNTC, RJR and SubCo set forth in Sections 7.01 and 7.02 of this Agreement shall have been satisfied or waived, or at such other place and time as the parties hereto shall agree.
     12.02. Expenses. Except as otherwise provided herein, each of RJR and SFNTC will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, irrespective of when incurred and regardless of whether the Merger is consummated
     12.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by telex, facsimile transmission, a nationally recognized overnight delivery service or registered or certified mail (return receipt requested), postage prepaid, to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

If to RJR or SubCo:	RJ. Reynolds Tobacco Holdings, Inc.
401 North Main Street
Winston-Salem, NC 27102-2866
Fax No.: (336) 741-2998
Attention: General Counsel

with a copy to:	Jones, Day, Reavis & Pogue
599 Lexington Avenue
New York NY 10022
Fax No.: (212) 755-7306
Attention: Jere R. Thomson

If to SFNTC:	Santa Fe Natural Tobacco Company, Inc.
1368 Cerrillos Road
Santa Fe, NM 87505
Fax No.: (505) 986-8445
Attention: Robin Sommers

with a copy to:	Conner & Winters, P.C.
3700 First Place Tower
15 East 5th Street
Tulsa, Oklahoma 74103-4344
Fax No.: (918) 586-8548
Attention: Lynnwood R. Moore, Jr.
All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

     12.04. Entire Agreement. This Agreement (including the SFNTC Disclosure Letter, Schedules and other instruments and documents related to herein) and the Confidentiality Agreement referred to in Section 11.01 constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, written and oral.
     12.05. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the pasties to this Agreement and their respective successors and permitted assigns. Except for parties referred to in Section 11.03, nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors or assigns and for the benefit of no other person.
     12.06. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party to this Agreement without the prior written consent of the other parties.
     12.07. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     12.08. Jurisdiction; Consent to Service of Process. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the chancery or other courts of the State of Delaware (a “Delaware Court”), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.
     (b) It will be a condition precedent to each party’s right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refines to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; provided that the foregoing will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a third party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.
     (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.
     (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manna permitted by law.
     12.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     12.10. Article and Section Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     12.11. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. As used in Articles III and IV, “Knowledge” shall mean and a Person will be deemed to have “Knowledge” of a particular fact or other matter if such Person is actually aware of such fact or other matter or has been presented information or evidence which would lead a reasonable and prudent individual to determine the existence of such fact or other matter without the necessity of conducting a further comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, executive officer, partner, executor or trustee of, or partner in, such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
     12.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad or excessive as to be unenforceable, such provision shall be interpreted (or deemed to be revised) to be only so broad, or to provide for the maximum amount, as in enforceable.

     12.13. Incorporation of Exhibit, Schedules and Disclosure Letters. The Exhibits, Schedules and Disclosure Letters identified in this Agreement are incorporated herein by reference and made a part hereof.
     12.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.
     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

By:	/s/ Charles A. Blixt

Name: Charles A. Blixt
Title: Executive Vice President & Gen. Counsel

FIESTA ACQUISITION CORP.

By:	/s/ McDara P. Folan, III

Name: McDara P. Folan, III
Title: VP and Secretary

SANTA FE NATURAL TOBACCO COMPANY, INC.

By:

Name: Robin Sommers
Title: President & CEO

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

By:

Name: Charles A. Blixt
Title: Executive Vice President & Gen. Counsel

FIESTA ACQUISITION CORP.

By:

Name: McDara P. Folan, III
Title: VP and Secretary

SANTA FE NATURAL TOBACCO COMPANY, INC.

By:	/s/ Robin Sommers

Name: Robin Sommers
Title: President & CEO

EXHIBIT A
EXCESS CASH/NET WORTH ADJUSTMENT
1.	An Excess Cash/Net Worth Adjustment shall be determined and calculated in accordance with the provisions of this Schedule as set forth below. Words and terms with the initial letter or letters thereof capitalized shall have, unless otherwise defined herein, the meanings ascribed thereto in the Agreement and Plan of Merger dated December 1l, 2001 among R.J. Reynolds Tobacco Holdings, Inc., Fiesta Acquisition Corp. and Santa Fe Natural Tobacco Company, Inc. to which this is an exhibit.

2.	If the Actual Closing Net Worth exceeds $36,710,690, then RJR will deposit with the Paying Agent an amount equal to such excess (the “Excess Net Worth Payment”), reduced by an amount, if any, which is proportionate to the percentage of the issued and outstanding SFNTC Shares, if any, held by Dissenting Shareholders, plus interest on the Excess Net Worth Payment amount from the Closing Date to the date of such deposit at an annual rate of 5%, and shall instruct the Escrow Agent to pay to the Paying Agent the full $5 million (plus all interest or other income thereon) deposited to secure payment of any Net Worth Deficiency. The Paying Agent shall distribute to each SFNTC Shareholder entitled thereto, each SFNTC Shareholder’s pro rata share of such Excels Net Worth Payment and funds received from the Escrow Agent in accordance with Article II of the Agreement. “Actual Closing Net Worth” means the total assets less the total liabilities of SFNTC and its controlled Subsidiaries, in each case as reflected on the Final Closing Balance Sheet as defined below and finally determined in accordance with this Exhibit A.

3.	If the Actual Closing Net Worth is less than $36,710,690, RJR will be paid out of the Escrowed Funds in accordance with the Escrow Agreement an amount equal to such deficiency (the “Net Worth Deficiency”) plus interest on the Net Worth Deficiency amount from the Closing Date to the date of such payment at an annual rate of 5% and RJR will promptly instruct the Escrow Agent to deliver to the Paying Agent the excess, if any, of the $5 million deposited to secure the payment of any Net Worth Deficiency over the amount of the Net Worth Deficiency.

4.	(a)	As soon as practicable after the Closing Date, but in any event not later than thirty (30) calendar days after the Closing Date or such later date as RJR and the Representatives (as defined below) may agree, RJR shall deliver to Robin Sommers and Leigh Park, as representatives of the SFNTC Shareholders (the “Representatives”), a combined balance sheet of SFNTC, its Subsidiaries and RSM as of the close of business on the Closing Date (the “Draft Closing Balance Sheet” and, as finally determined pursuant to this Exhibit A. the “Final Closing Balance Sheet”). The Draft Closing Balance Sheet and the Final Closing Balance Sheet will be prepared in accordance with GAAP, consistently applied and using the same accounting. principles, policies, practices and procedures used to prepare the balance sheet included in the SFNTC Financial Statements, provided, however, that accruals for the items described on Appendix A attached hereto shall be included on such balance sheets to the extent such items are unpaid, whether or not such accruals would be required under GAAP or such accounting principles, policies, practices and procedures and provided further, however, that the amount of the total assets and total liabilities of RSM shown on the Final Closing Balance Sheet will equal the total assets and total liabilities of RSM that were reflected in the SFNTC Financial Statements.
(b)	The Representatives shall notify RJR in writing in accordance with Section 12.03 of the Agreement within thirty (30) calendar days of receipt of the Draft Closing Balance Sheet as to whether or not the Representatives accept the Draft Closing Balance Sheet for the purposes of this Exhibit A.

(c)	If the Representatives so notify RJR that they do not accept the Draft Closing Balance Sheet:
(i)	the Representatives shall set out in reasonable detail their reasons for such non-acceptance including any adjustments which, in their opinion, should be made to such Draft Closing Balance Sheet in order to comply with the requirements of this Agreement; and

(ii)	the parties shall use all reasonable efforts to meet and discuss the objections of the Representatives and to reach agreement upon the adjustments (if any) required to be made to such Draft Closing Balance Sheet within thirty (30) calendar days of the Representatives giving notice as aforesaid to RJR.
(d)	If the Representatives are satisfied with the Draft Closing Balance Sheet (either as originally submitted or after adjustments agreed between the Representatives and RJR) or if the Representatives fail to so notify RJR of their non-acceptance of such Draft Closing Balance Sheet within the thirty (30) calendar day period referred to in Section 4(b), then such Draft Closing Balance Sheet (incorporating any agreed adjustments) shall constitute the Final Closing Balance Sheet for the purposes of this Exhibit A.

(e)	If RJR fails to produce the Draft Closing Statement in accordance with Section 4(a), it will promptly instruct the Escrow Agent to deliver to the Paying Agent the $5 million deposited to secure the payment of any Net Worth Deficiency. Additionally, in such event or if the Representatives and RJR do note reach agreement within thirty (30) calendar days of notice of non-acceptance under Section 4(c), then the amount of the Excess Net Worth Payment or Net Worth Deficiency, as the case may be, may be referred, on the application of either party, for determination by Ernst & Young LLP (the “Independent Firm”). The following terms of reference shall apply:
(i)	RJR and the Representatives shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the Independent Firm for determination;

(ii)	the Independent Finn shall use reasonable efforts to complete its determination within ten (10) calendar days after receipt of the statement referred to in clause (i) above ;

(iii)	in giving such determination, the Independent Firm shall state what adjustments (if any) are necessary to the Draft Closing Balance Sheet in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(iv)	the Independent Firm’s determination of such adjustments shall be final and binding on the parties for purposes of this Exhibit A and shall be incorporated in the Final Closing Balance Sheet; and

(v)	if the Representatives and RJR reach (or pursuant to Section 4(d) are deemed to reach) agreement on the Final Closing Balance Sheet or such Final Closing Balance Sheet is finally determined at any stage in the procedures set out in this Section 4 prior to the expiration of the time periods specified in this Section 4, the Final Closing Balance Sheet as so agreed or determined shall be the Final Closing Balance Sheet for the purposes of this Exhibit A and shall be final and binding on the parties.
(f)	RJR shall permit the Representatives and their agents, or procure that the Representatives and their agents are permitted, reasonable access during normal business hours, and on reasonable notice, to the premises and personnel involved in the preparation of the underlying records and operating systems which generated the information used in the preparation of the Draft Closing Balance Sheet and the Final Closing Balance Sheet, and to any relevant chattels, accounts, documents and records within the possession of SFNTC and its Subsidiaries to the extent reasonably necessary for the purpose of reviewing the Draft Closing Balance Sheet and the Final Closing Balance Sheet, and shall permit them to take copies of such accounts, documents and records at their own expense.

(g)	RJR shall cause SFNTC to give the Independent Firm reasonable access at reasonable times to all relevant books and records, and all computer files, in the possession or control of SFNTC or any of its Subsidiaries and generally shall provide the Independent Firm with such other information and assistance, including in particular the assistance and cooperation of personnel, as the Independent Firm may reasonably request.

(h)	The fees and expenses of the Independent Firm shall be borne equally by the Representatives (whose share will be paid out of the Escrowed Funds) and RJR.

(i)	Any time periods referred to herein may be extended by agreement in writing between the Representatives and RJR for a period agreed between them.

APPENDIX A
1.	All federal or state income taxes payable in respect of periods ending on or before the Closing Date;
2.	All amounts in respect of license fees, filing fees and other governmental charges which are due and payable on or prior to the Closing Date;
3.	All amounts and accruals in respect of bonuses and profit-sharing payable, or committed by SFNTC to be payable to, directors, officers and employees in respect of periods ending on or before the Closing Date, including without limitation any severance, bonus, change in control or other amounts payable or committed to be payable by reason of or in connection with the transactions contemplated by this Agreement but not including severance, if any, in respect of any employees of SFNTC terminated by RJR or SFNTC (under the control of RJR) following the Closing;
4.	The estimated amount to be paid by SFNTC (which is to be notified by the Independent Auditor under the Master Settlement Agreement (“MSA”) on or about March 31, 2002) in respect of payments or remittances due under the MSA for the fiscal year ending December 31, 2001 and for the portion of the fiscal year ending December 31, 2002 that is prior to the Closing Date;
5.	All fees, costs, charges and expenses payable in order to ensure that each SFNTC Employee Plan is in material compliance with ERISA and the Tax Code;
6.	All financial advisor/investment banker, legal and accounting fees and expenses incurred by SFNTC or any of its Affiliates or, to the extent such fees and expenses are the responsibility of SFNTC, shareholders in connection with the transactions contemplated by the Agreement.
7.	The portion of the termination fee payable to Rothmans that is payable upon termination of the merger agreement between Rothmans and SFNTC;
8.	The aggregate amount payable upon termination of SFNTC’s stock appreciation rights.
9.	Any amount paid or to be paid to officers of SFNTC to procure the amendments to existing employment agreements or waivers of rights thereunder with respect to rights to change in control and/or severance payments, in each case only to the extent such amendments or waivers are entered or made prior to the Closing and not including the payment of any severance paid pursuant to such amended employment agreement in respect of any employees of SFNTC terminated by RJR or SFNTC (under the control of RJR) following the Closing.
     To the extent that the actual amount payable in respect of the items in Items 1 and 4 (the “Actual Taxes/MSA”) are not determinable prior to the time that the Final Closing Balance Sheet has been finally determined pursuant to this Exhibit A (and if they are so determinable by such time, the actual amounts will be the amounts accrued in the Final Closing Balance Sheet), then, at such later time as the Actual Taxes/MSA are determined (provided such later time occurs prior to the second anniversary of the Effective Time), (1) RJR will pay to the Paying Agent for the benefit of the shareholders of SFNTC (other than Dissenting Shareholders), cash equal to the amount by which the Actual Taxes/MSA amounts are less than the corresponding amounts shown on the Final Closing Balance Sheet, plus interest from the Closing Date to the date of such payment by RJR at an annual rate of 5%, and (2) RJR will be paid out of the Escrow Funds cash equal to the amount by which the Actual Taxes/MSA amounts are more than the corresponding amounts shown on the Final Closing Balance Sheet, plus interest on the amount paid out of Escrow Funds from the Closing Date to the date such funds are paid at an annual rate of 5%. For purposes of this paragraph, the actual amount of payments or remittances due under the MSA for the portion of the fiscal year ending December 31, 2002 that is prior to the Closing Date will be deemed to equal the payment or remittance due under the MSA for the fiscal year ending December 31, 2001 times the number of days between January 1, 2002 and the Closing Date, divided by 365. The final determination of the MSA amount will be the amount set forth in the notice from the Independent Auditor and the final determination of the Taxes shall be the amount reflected in the tax return for SFNTC as filed after providing the Shareholders’ Representatives a reasonable period to review the return prior to its filing. Notwithstanding the foregoing, in the event that after the Closing RJR causes SFNTC to reverse or change any tax election made by SFNTC prior to Closing, the taxes included in the Actual Taxes/MSA will be calculated as though no such reversal or change was made.

EXHIBIT B
Form of Opinion of Conners & Winters, P.C.
The following opinions will be given subject to standard assumptions and qualifications.
1.	SFNTC is a corporation duly incorporated and at the date hereof is a validly existing corporation in good standing under the laws of the State of New Mexico.
2.	SFNTC has the necessary corporate power and authority, to the extent applicable, to own its respective properties and transact the business in which it is engaged.
3.	SFNTC has the necessary corporate power and authority to execute, deliver and perform its respective obligations under each of the agreements to which it is a party and has taken or caused to be taken all necessary corporate action to authorize the execution and delivery and performance by it of its obligations thereunder, including the consummation of the Merger.
4.	The execution and delivery by SFNTC of each of the agreements to which it is a party and the compliance by it with the provisions thereof including the consummation of the Merger, will not violate any provision of its articles of incorporation or bylaws.
5.	SFNTC and each shareholder of SFNTC has duly executed and delivered each of the agreements to which it is a party.
6.	Each of the agreements to which SFNTC or any shareholder of SFNTC is a party constitutes a legal, valid and binding agreement and obligation of SFNTC or such shareholder of SFNTC, as appropriate, enforceable against it in accordance with its terms except as may be limited by any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

EXHIBIT B
Form of Opinion of JDRP
The following opinions will be given subject to standard assumptions and qualifications.
1.	Each of the agreements to which RJR is a party constitutes a legal, valid and binding agreement and obligation of RJR, enforceable against it in accordance with its terms except as may be limited by any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
2.	Each of the agreements to which SubCo is a party constitutes a legal, valid and binding agreement and obligation of SubCo, enforceable against it in accordance with its terms except as may be limited by any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

EXHIBIT B
Form of Opinion of General Counsel of R.J. Reynolds Tobacco Holdings, Inc.
The following opinions will be given subject to standard assumptions and qualifications.
1.	RJR is a corporation duly organized and at the date hereof is a validly existing corporation in good standing under the laws of Delaware.
2.	RJR has the necessary corporate power and authority to execute, deliver and perform its obligations under each of the agreements to which it is a party and has taken or caused to be taken all necessary corporate action to authorize the execution and delivery and performance by it of its obligations thereunder, including the consummation of the Merger.
3.	The execution and delivery by RJR of each of the agreements to which it is a party and the compliance by it with the provisions thereof, including the consummation of the Merger, will not violate any provision of its certificate of incorporation or bylaws or equivalent organizational documents.
4	RJR has duly executed and delivered each of the agreements to which it is a party.

SCHEDULE 8.10
Consents and Approvals
Consent required from Prologics Trust, as the successor to Vista Distribution Center, Inc. (Two), pursuant to the Lease, dated 1/11/01, between SFNTC and Vista Distribution Center, Inc. (Two) for space located at 80 Vista Boulevard, Suite 101 Sparks, Nevada 89434 in connection with the execution and delivery of this Agreement by SFTNC or the consummation by SFNTC of the transactions contemplated hereby.
Any default by SFNTC under the above referenced Lease either now existing or hereinafter occurring shall have been cured prior to the Closing Date.